UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Valero Energy Corporation

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Notice of 2021 Annual Meeting of Stockholders

  To support the health and well-being of our employees and stockholders, the 2021 annual meeting of stockholders of Valero Energy Corporation is scheduled to be held in a virtual format as follows:

MEETING DATE & TIME:	MEETING SITE:	RECORD DATE:
Thursday, April 29, 2021 11 a.m., Central Time	www.virtualshareholdermeeting.com/VLO2021	March 3, 2021

  The purpose of the annual meeting is to consider and vote on the following:

Voting Matters	Board Recommendation	Proxy Statement Disclosure
1. Elect directors.	FOR each director nominee	p. 15
2. Ratify KPMG LLP as independent auditor.	FOR	p. 73
3. Advisory vote to approve 2020 executive compensation.	FOR	p. 76
4. Other matters, if any, properly brought before the meeting.

Valero Energy Corporation One Valero Way San Antonio, Texas 78249 March 18, 2021	By order of the Board of Directors, J. Stephen Gilbert Secretary

   2021 ANNUAL MEETING OF STOCKHOLDERS

Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders on April 29, 2021 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned.

Unless otherwise indicated the terms “Valero,” “we,” “our,” and “us” in this proxy statement refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.

We are mailing our Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 18, 2021. On this date, you will be able to access our proxy materials on the website referenced in the Notice.

RECORD DATE, SHARES OUTSTANDING, QUORUM

Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 3, 2021 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 408,759,442 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum.

VIRTUAL MEETING FORMAT

Due to the constraints and risks caused by the COVID-19 pandemic, and in order to protect and support the health and well-being of our stockholders and employees, this year’s Annual Meeting will be held exclusively online, with no option to attend in person.

meeting site: www.virtualshareholdermeeting.com/VLO2021

If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/VLO2021 and use your 16-digit control number provided in the Notice or proxy card to log into the meeting.

We encourage you log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 11 a.m. (Central Time) start time. If you experience technical difficulties, you may contact the technical support telephone number posted on www.virtualshareholdermeeting.com/VLO2021.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in the meeting rules of conduct, which stockholders can view during the meeting on the meeting website.

ASKING QUESTIONS AND PARTICIPATING IN THE VIRTUAL ANNUAL MEETING

Stockholders who provide their 16-digit control number will be able to participate in the virtual Annual Meeting by asking questions and voting their shares as outlined below. We intend to offer the same participation opportunities to stockholders as would be provided at an in-person meeting.

Questions may be submitted during the meeting by logging into the virtual Annual Meeting website using the valid 16-digit control number. After logging in, type the question into the “Ask a Question” field, and click “Submit.”

Only stockholders with valid control numbers will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional discussion topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will post the question and our response on our Investor Relations website. Questions will be addressed in accordance with the meeting’s rules of conduct posted on the meeting’s website.

2021 PROXY STATEMENT	1

2021 ANNUAL MEETING OF STOCKHOLDERS

VOTING BY PROXY

Stockholders can vote by proxy in three ways:

•	By Internet – You may vote via the internet by following the instructions in the Notice or by accessing the internet at www.proxyvote.com and following the instructions on that website.
•	By Telephone – You may vote by telephone by following the instructions in the Notice or by calling (800) 690-6903 (toll free) and following the instructions.
•

By Mail – You may vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may complete the enclosed proxy card and return it per the instructions on the card.

If you vote by proxy, your shares will be voted at the Annual Meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how to vote those shares. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.

STOCKHOLDERS OF RECORD VS. BENEFICIAL OWNERS OF SHARES HELD IN “STREET NAME”

You are the “stockholder of record” for any shares of Valero Common Stock that you own directly in your name in an account with Valero’s stock transfer agent (Computershare).

You are a “beneficial owner” of shares held in “street name” if your Valero shares are held in an account with a broker, bank, or other holder of record as custodian on your behalf. The broker, bank, or other holder of record is considered the stockholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your shares. If your shares are held by a broker, bank, or other holder of record, you will receive voting instructions from the broker, bank, or other holder of record, which is required to vote your shares in accordance with your instructions.

REVOCABILITY OF PROXIES

Stockholders of record may change or revoke their proxy at any time before the virtual Annual Meeting by internet, phone, or mail prior to 11:59 p.m. Eastern Time on Wednesday, April 28, 2021, or by attending the virtual Annual Meeting and following the voting instructions provided on the meeting website.

If, however, you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record for changing or revoking your proxy. Beneficial owners may also attend the virtual Annual Meeting using their valid 16-digit control number and vote online during the meeting, which will replace any previous votes.

VOTING DURING THE ANNUAL MEETING

You must have your control number to vote your shares. Control numbers change each year and are not reusable. Your control number is 16 digits, in the xxxx xxxx xxxx xxxx format, and can be found on your Notice.

Stockholders of record and beneficial owners of shares held in street name may vote during the virtual Annual Meeting by logging into the meeting website using their 16-digit control number and following the instructions provided on the website. If you are the beneficial owner of shares held in street name and you cannot locate your 16-digit control number, contact your broker, bank, or other holder of record for assistance with locating your control number.

We encourage you to vote your proxy by internet, telephone, or mail prior to the virtual Annual Meeting, even if you plan to attend the virtual Annual Meeting.

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2021 ANNUAL MEETING OF STOCKHOLDERS

REQUIRED VOTES

For Proposal 1, as required by Valero’s bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election.

Proposals 2 and 3 require approval by the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

EFFECT OF ABSTENTIONS

Shares voted to abstain are treated as “present” for purposes of determining a quorum. In the election of directors (Proposal 1), pursuant to our bylaws, shares voted to abstain are not deemed “votes cast,” and are accordingly disregarded. When approval for a proposal requires (i) the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote (Proposals 2 and 3), or (ii) the affirmative vote of a majority of the voting power of the issued and outstanding Common Stock, then shares voted to “abstain” have the effect of a negative vote (a vote “against”).

BROKER NON-VOTES

Brokers holding shares must vote according to the specific instructions they receive from the beneficial owners of the stock. If your broker does not receive specific voting instructions from you, in certain cases the broker may vote the shares in the broker’s discretion.

The New York Stock Exchange (the “NYSE”) does not allow brokers to vote on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote (i) is treated as “present” for purposes of determining a quorum, (ii) has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and (iii) has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

Proposal 2 is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur for Proposal 2. Proposals 1 and 3 are considered non-routine matters under applicable rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect an undetermined number of broker non-votes to occur on these proposals.

SOLICITATION OF PROXIES

Valero pays the cost for soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson LLC, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $20,000, plus reimbursement of certain out-of-pocket expenses.

2021 PROXY STATEMENT	3

   INFORMATION REGARDING THE BOARD OF DIRECTORS

Valero’s business is managed under the oversight of our Board. Our Board conducts its business through meetings of its members and its committees. During 2020, our Board held 10 meetings and the standing Board committees held 14 meetings.

None of our Board members attended less than 75 percent of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting, and all of our Board members attended the 2020 annual meeting.

Independent Directors

Independent Directors. Our Corporate Governance Guidelines require a majority of the Board to be independent. The Board presently has 10 non-management directors and one member from management, Joseph W. Gorder (our Chief Executive Officer). As a member of management, Mr. Gorder is not an independent director under NYSE listing standards.

The Board determined that all of our non-management directors who served on the Board at any time in 2020 and who currently serve on the Board meet the Board’s independence requirements. Those independent directors are:

H. Paulett Eberhart	Donald L. Nickles	Stephen M. Waters
Kimberly S. Greene	Philip J. Pfeiffer	Randall J. Weisenburger
Deborah P. Majoras	Robert A. Profusek	Rayford Wilkins, Jr.
Eric D. Mullins

Independent Committees. The Board’s Audit Committee, Compensation Committee, and Nominating/Governance and Public Policy Committee are composed entirely of directors who meet the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.

Independence Standards and Determination. The Board determines independence on the basis of the standards specified by the NYSE, the standards listed in our Corporate Governance Guidelines, and other facts and circumstances the Board may consider relevant. Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. The Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. A director’s relationship with Valero falls within the guidelines adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•

consists of charitable contributions by Valero to an organization in which a director is an executive officer that do not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;

•

consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $1 million per year; and

•	is not a relationship required to be disclosed by Valero under Item 404 of Regulation S-K (regarding related person transactions).

The Board has reviewed pertinent information concerning the background, employment, and affiliations (including any commercial, banking, consulting, legal, accounting, charitable, and familial relationships) of our directors, including the fact that some of our directors are directors or otherwise affiliated with other companies with which we conduct business. Following its review, the Board determined that each of our non-management directors and each member of the Audit, Compensation, and Nominating/Governance and Public Policy Committees has no material relationship with Valero, and is therefore independent.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

Committees of the Board

Our Board has three standing committees:	The committees’ charters are available on our website at: www.valero.com ▶ Investors ▶ ESG ▶ Corporate Governance Documents ▶ Charters
Audit Committee,
Compensation Committee, and
Nominating/Governance and Public Policy Committee.

AUDIT COMMITTEE

The Audit Committee assists the Board in oversight of the integrity of Valero’s financial statements and public financial information, Valero’s compliance with legal and regulatory requirements, the qualifications and independence of Valero’s independent auditor, and the performance of Valero’s internal audit function and independent auditors.

The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditors retained to audit Valero’s financial statements. The committee is responsible for the audit fee negotiations and fee approval associated with Valero’s retention of the independent auditing firm.

The Audit Committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditing firm, and reviews and evaluates the lead partner of the independent auditor team. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the committee is involved in the selection of the audit firm’s new lead engagement partner.

Additional duties and responsibilities of the committee include the following:

•	The committee has oversight responsibility regarding management’s annual assessment of, and report on, Valero’s internal control over financial reporting.
•	The committee oversees Valero’s initiatives and strategies respecting cybersecurity and information technology risks.
•

The committee oversees Valero’s global compliance program, including approval of Valero’s annual compliance plan and monitoring of the implementation and effectiveness of Valero’s compliance and ethics program in detecting and preventing violations of Valero’s Code of Business Conduct and Ethics.

•

The committee has established procedures for the receipt, retention, and treatment of claims received by Valero regarding accounting, auditing, and other potential violations of the Code of Business Conduct and Ethics, including a method for anonymous submission of claims.

The Audit Committee met five times in 2020. The committee is chaired by Randall J. Weisenburger. We make additional disclosures about the Audit Committee in this proxy statement under the caption “Risk Oversight” and in connection with “Proposal No. 2—Ratify Appointment of KPMG LLP as Independent Auditors.”

Members of the Audit Committee are:

•	Randall J. Weisenburger (Chair),
•	H. Paulett Eberhart, and
•	Stephen M. Waters.

Notes:

Audit Committee Financial Experts. The Board has determined that each of the following directors is an “audit committee financial expert” (as defined by the SEC) and that each is “independent” under applicable regulations/standards: (1) Mr. Weisenburger, (2) Ms. Eberhart, and (3) Mr. Waters. For more information regarding their skills and experience, see “Proposal No. 1—Election of Directors—Summary of Board Skills and Attributes” and “—Nominees.”

COMPENSATION COMMITTEE

The Compensation Committee reviews and reports to the Board on matters related to compensation programs, policies, and strategies. The committee has direct responsibility to approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent directors, determine and approve the CEO’s overall compensation. The committee also reviews and approves the corporate goals and objectives relevant to the compensation of other senior executives of Valero.

2021 PROXY STATEMENT	5

INFORMATION REGARDING THE BOARD OF DIRECTORS

The Compensation Committee conducts periodic reviews of director compensation and makes recommendations to the full Board regarding the independent directors’ compensation.

The Compensation Committee reviews Valero’s employee compensation policies and programs, adopts and reviews Valero’s equity compensation plans, oversees the administration of Valero’s compensation plans, and approves amendments to and interpretations of Valero’s compensation plans.

As disclosed further below under the caption “CEO Succession Planning,” the committee reviews and makes regular reports to the Board regarding management succession planning for the CEO and other senior executives. The committee also exercises oversight over Valero’s initiatives and strategies in the areas of diversity, inclusion, and human capital.

The Compensation Committee’s duties are further described in “Compensation Discussion and Analysis” below and in the committee’s charter.

The Compensation Committee met six times in 2020. The committee is chaired by Rayford Wilkins, Jr. The Compensation Committee has, for administrative convenience, delegated authority to our Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of equity awards to new hires who are not executive officers.

Members of the Compensation Committee are:

•	Rayford Wilkins, Jr. (Chair),
•	Philip J. Pfeiffer, and
•	Robert A. Profusek.

Notes:

The Compensation Committee Report for fiscal year 2020 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

For more information regarding the committee members’ skills and experience, see “Proposal No. 1—Election of Directors—Summary of Board Skills and Attributes” and “—Nominees.”

Compensation Committee Interlocks and Insider Participation: There are no compensation committee interlocks. None of the members of the Compensation Committee has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related-person transactions.

NOMINATING/GOVERNANCE AND PUBLIC POLICY COMMITTEE

The Nominating/Governance and Public Policy Committee is composed of four independent directors with an effective mix of backgrounds, knowledge, and skills. The committee is positioned to effectively assist the Board in its oversight responsibilities with respect to corporate governance, Board membership, and environmental, social, and governance (ESG) matters, including climate-related risks and opportunities, health, safety and environmental performance, public policy, political contributions, and corporate responsibility. The committee is chaired by Deborah P. Majoras. For a description of the members’ particular experience in the energy, and oil and gas sectors, public company leadership, public policy management, climate-related matters, regulatory compliance, government affairs, and legal matters, see “Proposal No. 1—Election of Directors—Summary of Board Skills and Attributes” and “—Nominees” in this proxy statement.

The Nominating/Governance and Public Policy Committee met three times in 2020. The committee’s specific purposes are to:

•	identify individuals qualified to become Board members, consistent with criteria approved by the Board;
•	recommend to the Board director nominees to stand for election at the annual meetings of stockholders;
•	develop and recommend a set of corporate governance principles applicable to Valero;
•	assist the Board in oversight of Valero’s health, safety, and environmental matters and compliance;
•	assist the Board in oversight of climate-related risks and opportunities;
•

assist the Board in identifying, evaluating, and monitoring public policy trends and social and political issues, and in oversight of public policy strategy, political contributions, and lobbying activities;

•	consider and make recommendations for our strategies relating to corporate responsibility and reputation management; and
•	oversee and lead the Board’s and the committees’ annual self-evaluation of performance.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

Members of the committee are:

•	Deborah P. Majoras (Chair),
•	Kimberly S. Greene,
•	Eric D. Mullins, and
•	Donald L. Nickles.

Notes:

The Nominating/Governance and Public Policy Committee recommended to the Board the persons listed in this proxy statement in Proposal No. 1 as nominees for election as directors at the Annual Meeting.

The committee also considered and recommended the appointment of a Lead Director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

Selection of Director Nominees

The Nominating/Governance and Public Policy Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, third-party research, and retained search firms. In addition, the committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals.”

The Nominating/Governance and Public Policy Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee.

Proxy Access. Our bylaws permit a stockholder, or a group of up to 20 stockholders, that has owned at least three percent of our outstanding Common Stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each stockholder, or group of stockholders, may nominate candidates for director, up to a limit of the greater of two or 20 percent of the number of directors on the Board. Any nominee must meet the qualification standards listed in our bylaws. The procedures for nominating a candidate pursuant to our proxy access provisions are described in this proxy statement under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals.”

EVALUATION OF DIRECTOR CANDIDATES

Our Corporate Governance Guidelines vest the Nominating/Governance and Public Policy Committee with responsibility for reviewing the composition of the Board as well as the qualifications of the individual members of the Board and its various committees. This review includes consideration of the directors’ independence, character, judgment, integrity, diversity, age, skills (including financial literacy) and experience in the context of the overall needs of the Board. The committee’s assessments include consideration of:

•	applicable independence standards;
•	skills and experience necessary for service on the Board’s committees; and
•	skills and expertise to serve the needs of the Board as a whole.

Each candidate must meet certain minimum qualifications, including:

•	strong ethical principles and integrity;
•	independence of thought and judgment;
•	the ability to dedicate sufficient time, energy, and attention to the performance of duties, taking into consideration the candidate’s service on other public company boards; and
•

skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, energy, sustainability, technology, human capital, or other expertise.

2021 PROXY STATEMENT	7

INFORMATION REGARDING THE BOARD OF DIRECTORS

The Nominating/Governance and Public Policy Committee also values and considers:

•	diversity concepts such as race/ethnicity, gender, national origin, age, and geography; and
•	the ability of a prospective candidate to work with the interpersonal dynamics of the Board and contribute to the Board’s collaborative culture.

Based on this initial evaluation, the Nominating/Governance and Public Policy Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, and/or senior officers, as appropriate, interview the candidate. Following this process, the committee ultimately determines its list of nominees and recommends the list to the full Board for consideration and approval.

Diversity. The Board has committed to seeking women and minority candidates as part of the search process for new directors. The Board’s overall diversity, including gender diversity and racial diversity, is a significant consideration in the director nomination process. In furtherance of the Board’s diversity goals, the Nominating/Governance and Public Policy Committee amended its charter with respect to the committee’s search for director nominees (a “Rooney Rule” amendment) to require that the initial list of candidates from which director nominees are chosen include, but need not be limited to, qualified diverse candidates.

For this year’s election, the Board has nominated 11 individuals who bring valuable diversity to the Board in terms of gender, ethnicity, industries represented, experience, age, and tenure. The nominees range in age from 54 to 74. Five of this year’s nominees (50% of our independent directors) represent diversity of ethnicity or gender. Three of the nominees are women, and two of the nominees are racially diverse. Three of the nominees have served on the Board for five years or less.

Refreshment. We do not set term limits for our directors. As stated in Article I of our Corporate Governance Guidelines, the Board believes that directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of Valero based on their experience with and understanding of Valero’s history, business, policy, and objectives. As an alternative to term limits, the Board believes that its evaluation and nomination processes serve as an appropriate check on each Board member’s continued effectiveness.

Retirement Policy. Our directors are subject to a retirement policy (set forth in Article I of our Corporate Governance Guidelines). Under that policy, a director may serve on our Board until he or she reaches the age of 75. A director who turns 75 may serve the remainder of his or her term of office, which shall be deemed to end at the next annual meeting of stockholders at which directors are elected.

Director Continuing Education

We encourage our directors to attend director education programs as appropriate to stay abreast of developments in corporate governance and board best practices. Valero’s Corporate Governance Guidelines state that Valero will pay for our directors’ attendance at continuing education seminars, conferences, or workshops to foster education in matters pertaining to corporate governance or directors’ responsibilities generally, and that Valero will pay for a director’s membership in an organization such as the National Association of Corporate Directors in order to provide ongoing resources for board development.

Board Evaluation Process

Our Corporate Governance Guidelines and the charters of each of the Board’s committees require the Board and the committees to conduct an annual performance evaluation. The Nominating/Governance and Public Policy Committee oversees the Board and committee self-evaluation process.

At the end of each year, the directors complete detailed surveys designed to evaluate the performance of the Board and each of its standing committees. The surveys seek feedback on, among other things, Board and committee composition, the frequency and content of Board and committee meetings, the quality of management’s presentations to the Board and the committees, the adequacy of the committees’ charters, and the performance of the Board and the committees in light of the responsibilities of each as established in the Corporate Governance Guidelines and the committees’ charters. Summary reports of the evaluation results are compiled and provided to each director. The summary reports are discussed at Board and/or committee meetings in executive session, led by the Chair of the Nominating/Governance and Public Policy Committee, the Lead Director, and/or the Chairman of the Board, all of whom ensure that the Board or senior management, as appropriate, follow up on any identified areas for improvement.

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INFORMATION REGARDING THE BOARD OF DIRECTORS

In addition to the annual self-evaluation process, the Chair of the Nominating/Governance and Public Policy Committee, the Lead Director, and/or the Chairman of the Board will meet from time to time with each director individually, either in-person or via teleconference, in order to obtain feedback on the performance of the Board, a committee, or an individual director. The Board believes that all of these evaluation tools provide effective measures and forums for discussing the Board’s effectiveness and potential areas for enhancement.

Leadership Structure of the Board

Our bylaws state that the Chairman of the Board has the power to preside at all meetings of the Board. Joseph W. Gorder, our Chief Executive Officer, serves as the Chairman of the Board. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and Chief Executive Officer roles were separate from 2005–2007 and from May–December 2014.

The Chief Executive Officer is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Gorder’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:

•	lead the Board in productive, strategic planning;
•	determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and independent Board committee Chairs; and
•	determine and manage the amount of time and information devoted to discussion of agenda items and other matters that may come before the Board.

Oversight by Independent Directors. Our Board structure includes strong oversight by independent directors. Mr. Gorder is the only member from our management (past or present) who serves on the Board; all of our other directors are independent. Each of the Board’s committees is chaired by an independent director, all committee members are independent, and our Board has named an independent Lead Director whose duties are described in the following section. The independent directors routinely meet in executive session outside the presence of management, at a minimum, after each Board meeting.

Lead Director and Meetings of Non-Management Directors

Our independent directors appoint a Lead Director whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Following the recommendation of the Nominating/Governance and Public Policy Committee, the Board’s independent directors selected Robert A. Profusek to serve as Lead Director during 2021. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting.

The Lead Director, working with the Board committee Chairs, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. The Lead Director regularly communicates with the Chairman between meetings of the Board to discuss policy issues, strategies, governance, and other matters that arise throughout the year. The Board committee Chairs also communicate regularly with the Lead Director to discuss policy issues facing Valero and the Board and to recommend agenda items for consideration at future Board meetings. The Board believes that this approach appropriately and effectively complements Valero’s combined Chief Executive Officer/Chairman structure.

Our Corporate Governance Guidelines enumerate the duties and responsibilities of the Lead Director, which include:

•	serving as a liaison between the Chairman and the independent directors,
•	consulting with the Chairman on agendas for Board meetings,
•	reviewing and approving information sent to the Board as and when appropriate,
•	the authority to call meetings of the independent directors,
•	setting agendas and leading the discussion of regular executive session meetings of the Board outside the presence of management and providing feedback regarding these meetings to the Chairman, and
•	receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management.

2021 PROXY STATEMENT	9

INFORMATION REGARDING THE BOARD OF DIRECTORS

CEO Succession Planning

The full Board continually works with the Compensation Committee to evaluate potential successors to the office of Chief Executive Officer. Our CEO makes available at all times his recommendations and evaluations of potential successors. The Board regularly discusses CEO succession planning in executive sessions led by the Lead Director, both in the presence of the CEO and in sessions with only the independent directors. The Board’s deliberations also include succession planning for instances of unforeseen emergencies or the temporary disability of the CEO, as well as other senior officers. The Compensation Committee oversees all of Valero’s management succession planning programs, including leadership development, and regularly reports to and engages with the Board on the topic.

Risk Oversight

Full Board. The Board considers oversight of Valero’s risk management to be a responsibility of the full Board. The Board exercises its oversight responsibility for risk assessment and risk management directly and through its committees. The Board’s oversight role includes receiving reports from its committees, members of senior management, and third parties on areas of material risk to Valero, and/or to the success of a particular project or endeavor under consideration.

The full Board regularly receives from management, and discusses at Board meetings, updates on operational, financial, market, legal, regulatory, strategic, human capital, political, reputational, environmental, health and safety, cybersecurity, policy, and climate-related risks facing Valero. From time to time, the Board also requests reports on areas of special or current relevance. For example, the full Board has recently conducted reviews with management of (i) operational, financial, and health risks arising from the COVID-19 pandemic, (ii) Valero’s cybersecurity initiatives, (iii) Valero’s assessment of health, safety, and environmental performance as well as climate-related risks and opportunities, (iv) human capital issues, including the recruiting and retention of a diverse and talented workforce, (v) Valero’s policies and procedures concerning issues of workplace safety, sexual harassment, and discrimination, (vi) political spending and lobbying, (vii) global compliance, and (viii) the status of Valero’s pension and retirement plans.

The Board also discusses significant risks at the Board’s annual strategic planning meeting. The Board regularly discusses the strategic priorities of Valero and the risks to Valero’s successful execution of its strategy, including global economic and other significant trends as well as changes in the energy industry and regulatory initiatives. In addition to receiving and discussing reports from management in strategic planning sessions, Valero invites, and the Board is able to interact with, third-party experts who make presentations to the Board on short- and long-term risks facing Valero and its businesses.

The oversight of risk is shared between the full Board and its committees. The full Board (or appropriate Board committee) regularly receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the Chair of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.

Audit Committee. One of the Audit Committee’s responsibilities is to discuss with management Valero’s major financial risk exposures and the steps Valero has taken to monitor and control those exposures, including our risk assessment and risk management policies. The committee also has oversight responsibility regarding management’s annual assessment of, and report on, Valero’s internal control over financial reporting. The committee also has oversight responsibility of the company’s internal audit function, including reviewing the annual internal audit plan. Valero’s Chief Technology Officer reports at least annually to the committee regarding Valero’s initiatives and strategies respecting cybersecurity and information technology risks. In addition, the committee oversees Valero’s global compliance function, including the monitoring of the implementation and effectiveness of Valero’s compliance and ethics program in detecting and preventing violations of Valero’s Code of Business Conduct and Ethics. Besides meeting periodically with management and the internal audit team, the committee meets with Valero’s Chief Compliance Officer regarding compliance initiatives and updates related to the receipt, retention, and treatment of ethics claims.

Nominating/Governance and Public Policy Committee. Our Nominating/Governance and Public Policy Committee reviews our policies and practices in areas of corporate governance and is responsible for overseeing risks relating to health, safety and environmental performance, climate-related risks and opportunities, public policy, political contributions, corporate responsibility, and reputation management. The committee also assists the Board in oversight of Valero’s ESG disclosures, including climate-related risks, opportunities, and initiatives (as described further in “Climate Change Disclosure” and “Corporate Responsibility & ESG” below).

Compensation Committee. Our Compensation Committee assesses the risk of our compensation and talent management programs. The committee also regularly assesses our compensation programs to ensure that they align with the long-term interests of stockholders and are effective in retaining a talented workforce. Our compensation consultant also regularly attends meetings of the Committee to provide updates on compensation-related risks and trends. See also “Risk Assessment of Compensation Programs” elsewhere in this proxy statement.

10

   STOCKHOLDER ENGAGEMENT

Engagement Process

The following are highlights of our stockholder engagement process:

•

Proactive. Ongoing engagement with all of our stockholders is important to us. Besides responding to inquiries from our stockholders, we have established a proactive engagement program that seeks robust communication. We communicate with our stockholders through a variety of means, including direct interface, investor presentations, ESG presentations, our website, and publications and reports we issue.

•

Consistent dialogue. As part of our engagement program, our senior management team reaches out to our stockholders for dialogue concerning their priorities – which may include our corporate strategy, environmental initiatives, financial performance, capital allocation, climate-related risks and opportunities, human capital management, executive compensation, and/or corporate governance. We value our stockholders’ views and their input is important. Our ESG, Human Resources, Investor Relations, and Legal teams are dedicated to leading our engagement efforts and collaborating with Valero’s management teams and subject matter experts (SMEs) in order to provide appropriate resources for engagement with our stockholders. The chairs of our Compensation Committee and Nominating/Governance and Public Policy Committee have also made themselves available to participate in our engagements with stockholders when appropriate.

•

Process. An engagement process following a “review, plan, engage, and analyze and respond” cycle to build relationships and create meaningful interactions. Our engagements with stockholders have been constructive and have provided management and the Board with insights on issues and initiatives that are important to our stockholders and other stakeholders. We initiate formal outreach efforts in the months prior to our annual meeting of stockholders. Through that process, we contact stockholders and invite them to engage in discussions with our management team and SMEs on a variety of topics, including the stockholders’ priorities and interests, our proxy statement disclosures, stockholder proposals, executive compensation, company strategy, and ESG matters. Following our annual meeting, our engagement efforts continue so that we may follow up on matters brought to our attention and/or discuss new issues of interest. The following graphic depicts the ongoing elements of our engagement process:

•

Assessment and Review. Our engagement process is adjusted based on needs and business strategy. After each engagement opportunity, we assess the input received from investors and share it with our management team and Board. Depending on the issue, we also review specific feedback with the appropriate Board committee, for instance, climate-related feedback is presented to the Nominating/Governance and Public Policy Committee and executive compensation matters are presented to the Compensation Committee. This constant communication with the management team and the Board allows us to develop policies, practices, and disclosures to meet the expectations of our stockholders.

As part of our engagement process in 2020, we contacted our 60 largest stockholders – representing over 60% of our outstanding common shares – offering to discuss our proxy statement disclosures and proposals as well as a wide range of matters of interest to our stockholders (e.g., climate-related risks and opportunities, COVID-19 pandemic response, human capital management, political and lobbying activities).

We also respond routinely to individual stockholders and other stakeholders who inquire about our business. Input from our stockholders helps us formulate an appropriate action plan for addressing certain issues. The publication of our SASB Report in 2020 and our climate report (Climate-Related Risks and Opportunities) in 2018 were strongly influenced by our previous engagements with

2021 PROXY STATEMENT	11

STOCKHOLDER ENGAGEMENT

stockholders and stakeholders. Also, our Stewardship and Responsibility Report and ESG presentations have been revamped to provide information and data that meet our stockholders’ priorities and needs, including our strategy in the development of our low-carbon fuels portfolio. Effective 2020, we made changes to elements of our compensation program as a result of our engagement with stockholders. Those changes are described in “Compensation Discussion and Analysis—Dialogue with Stockholders.” In 2020, the charter of the Nominating/Governance and Public Policy Committee was amended to make explicit certain elements of the committee’s oversight of Valero’s public policy strategy and initiatives, including political contributions and lobbying activities.

Procedures for communicating with us are stated in “Stockholder Communications, Nominations, and Proposals” in this proxy statement.

12

   CLIMATE CHANGE DISCLOSURE

In 2017, the Financial Stability Board’s Task Force on Climate-related Financial Disclosure (TCFD) issued its recommendations on reporting climate-related financial information. In 2018, under Board oversight led by the Nominating/Governance and Public Policy Committee, Valero published its climate report (entitled, “Climate-Related Risks and Opportunities”) that aligned with the main principles outlined in the recommendations of the TCFD.

In 2020, also under Board oversight led by the Nominating/Governance and Public Policy Committee, we published our SASB Report for 2019 data (SASB Report). The report aligns Valero’s performance data with the recommendations of the Sustainability Accounting Standards Board (SASB) framework in the Oil and Gas – Refining and Marketing industry standard.

These reports are published on our website at www.valero.com > Investors > ESG > Reports and Presentations.

Per the Board’s Nominating/Governance and Public Policy Committee charter, the committee reviews and discusses with management, at least annually, Valero’s strategy and performance in assessing and responding to climate-related risks and opportunities.

Valero’s Climate-Related Risks and Opportunities report and SASB Report are not part of this proxy statement. These reports are not “soliciting material,” are not deemed filed with the SEC, and are not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Furthermore, references to our website URLs are intended to be inactive textual references only.

2021 PROXY STATEMENT	13

   CORPORATE RESPONSIBILITY & ESG

In our Stewardship and Responsibility Report, ESG Company Overview presentation, and SASB Report, we make disclosures on a variety of ESG topics of interest to our stakeholders. These reports cover the following areas of interest:

•	Valero’s vision and guiding principles;
•	ESG initiatives and data;
•	safety and reliability, including workforce health and safety, and process safety;
•	environmental matters, including
•	an overview of our operational excellence system, environmental management system, and our renewable portfolio of low-carbon fuels,
•	performance metrics related to greenhouse gas (GHG) emissions, air quality, flaring, energy conservation, cogeneration, water management, and waste water management,
•	renewable sources of energy such as our wind farm,
•	recycling processes and biodiversity efforts, and
•	data verification by third parties;
•	goals to reduce and offset GHG emissions;
•	community engagement and support;
•	employees and human capital, including diversity and inclusion;
•	governance;
•	COVID-19 pandemic response; and
•	summary of recent awards.

These reports are published on our website at www.valero.com > Investors > ESG > Reports and Presentations.

Valero’s Stewardship and Responsibility Report, the ESG Company Overview presentation, and the SASB Report are not part of this proxy statement. These reports are not “soliciting material,” are not deemed filed with the SEC, and are not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Furthermore, references to our website URLs are intended to be inactive textual references only.

14

   PROPOSAL NO. 1—ELECTION OF DIRECTORS

      (ITEM 1 ON THE PROXY CARD)

We do not have a classified board. Each of our directors stands for election every year at the annual meeting of stockholders. If elected at the 2021 Annual Meeting, all of the nominees listed below will serve as director for a one-year term expiring at the 2022 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.

The Board recommends a vote “FOR” all nominees.

Majority Voting. Under our bylaws, each director is to be elected by the vote of the majority of the votes cast at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee.

Information Concerning Nominees and Directors

Each of the following is a nominee for election as a director at the Annual Meeting. There is no family relationship among any of the executive officers or nominees for director. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected a director or nominee.

Directors	Director Since	Age as of 12/31/2020

Joseph W. Gorder, Chairman of the Board and Chief Executive Officer	2014	63

H. Paulett Eberhart	2016	67

Kimberly S. Greene	2016	54

Deborah P. Majoras	2012	57

Eric D. Mullins	2020	58

Donald L. Nickles	2005	72

Philip J. Pfeiffer	2012	73

Robert A. Profusek	2005	70

Stephen M. Waters	2008	74

Randall J. Weisenburger	2011	62

Rayford Wilkins, Jr.	2011	69

2021 PROXY STATEMENT	15

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Summary of Board Skills and Attributes

Our directors have an effective mix of backgrounds, knowledge, and skills. The table below provides a summary of certain collective competencies and attributes of the Board nominees. The lack of an indicator for a particular item does not mean that the director does not possess that skill or experience. We look to each director to be knowledgeable in all of these areas. Rather, the indicator represents that the item is a core competency that the director brings to the Board.

Our directors have a wide range of additional skills and experience not mentioned above, which they bring to their role as directors to Valero’s benefit, including experience in the energy industry, and in the technology/cybersecurity, consumer goods, human capital, corporate governance, ESG, and nonprofit leadership areas. Our directors’ skills and experience are further described in the directors’ biographies on the following pages.

16

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Age: 63 Director Since: 2014 Chairman

JOSEPH W. GORDER

Featured experience, qualifications, and attributes:

•  Global energy business leadership at Valero Energy Corporation as Chairman of the Board and Chief Executive Officer (since 2014), and President (from 2012 to Jan. 2020).

•  Refining and marketing operations experience as Valero’s President and Chief Operating Officer beginning in 2012. Prior to that, Mr. Gorder was Executive Vice President and Chief Commercial Officer (beginning in 2011), and led Valero’s European operations from its London office. Before that, he held several leadership positions with Valero and Ultramar Diamond Shamrock Corporation (UDS) with responsibilities including marketing & supply and corporate development.

Other public company boards (current): none

Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), Valero Energy Partners LP (NYSE: VLP)

Age: 67 Director Since: 2016 Committee: Audit Independent

H. PAULETT EBERHART

Featured experience, qualifications, and attributes:

•  Business leadership as Board Chair and CEO of HMS Ventures (since 2014), a privately held business involved with technology services and the acquisition and management of real estate. From 2011 through March 2014, she served as President and CEO of CDI Corp. (NYSE: CDI), a provider of engineering and information technology outsourcing and professional staffing services. She served as a consultant to CDI from April 2014 through December 2014. Ms. Eberhart also served as Board Chair and CEO of HMS Ventures from January 2009 until January 2011.

•  Information technology, management, accounting, and finance expertise at Invensys Process Systems, Inc. (Invensys), a process automation company (President and CEO from 2007 to 2009), and Electronic Data Systems Corporation (EDS) (1978 to 2004), an information technology and business process outsourcing company. She was President of Americas of EDS (2003 to March 2004), and served as President of Solutions Consulting at EDS (2002 to 2003). Ms. Eberhart is a Certified Public Accountant.

•  Public company governance expertise through her service as Lead Director for another public company and service on the boards of other public companies.

Other public company boards (current): LPL Financial Holdings Inc. (NASDAQ: LPLA), Fluor Corporation (NYSE: FLR)

Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), Cameron International Corporation (NYSE: CAM), Ciber, Inc. (NYSE: CBR).

2021 PROXY STATEMENT	17

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Age: 54 Director Since: 2016 Committee: Nom/Gov & Public Policy Independent

KIMBERLY S. GREENE

Featured experience, qualifications, and attributes:

•  Energy business leadership at Southern Company Gas as Board Chair, Chief Executive Officer and President (since June 2018). She served as Executive Vice President and Chief Operating Officer of the Southern Company (NYSE: SO) from 2014 to May 2018. Prior to that, she was President and CEO of Southern Company Services, Inc. Ms. Greene began her career at Southern Company in 1991 and held positions of increasing responsibility in the areas of engineering, strategy, finance, and wholesale marketing, including Senior Vice President and Treasurer of Southern Company Services, Inc. from 2004 to 2007. She rejoined Southern Company in 2013.

•  Finance expertise and regulatory business management experience as Executive Vice President and Chief Generation Officer of Tennessee Valley Authority (TVA). While at TVA (2007 to 2013), she served as Chief Financial Officer, Executive Vice President of financial services and Chief Risk Officer, as well as Group President for strategy and external relations.

•  Organizational leadership experience through service on the boards of the American Gas Association, Gas Technology Institute, The Alliance Theater (Atlanta), Metro Atlanta Chamber of Commerce, and Morehouse School of Medicine.

Other public company boards (current): none

Prior public company boards (in last five years): none

Age: 57 Director Since: 2012 Committee: Nom/Gov & Public Policy (Chair) Independent

DEBORAH P. MAJORAS

Featured experience, qualifications, and attributes:

•  Public company leadership and ESG experience as Chief Legal Officer and Secretary of The Procter & Gamble Company (P&G) (NYSE: PG) since 2010. She joined P&G in 2008 as Senior Vice President and General Counsel.

•  Government, regulatory, and legal experience as Chair of the U.S. Federal Trade Commission from 2004 until 2008. From 2001 to 2004, Ms. Majoras was Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division. Ms. Majoras joined the law firm of Jones Day in 1991, and became a partner in 1999.

•  Organizational leadership experience through service on the boards of the United States Golf Association, The Christ Hospital Health Network, Legal Aid Society of Greater Cincinnati, and Westminster College.

Other public company boards (current): none

Prior public company boards (in last five years): none

18

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Age: 58 Director Since: 2020 Committee: Nom/Gov & Public Policy Independent

ERIC D. MULLINS

Featured experience, qualifications, and attributes:

•  Energy business leadership as Chairman and Chief Executive Officer of Lime Rock Resources, a company that he co-founded in 2005, which acquires, operates, and improves lower-risk oil and natural gas properties. Mr. Mullins oversees all strategic, financial, and operational aspects of the Lime Rock Resources funds. From May 2011 through October 2015, he also served as the Co-Chief Executive Officer and Chairman of the Board of Directors of LRE GP, LLC, the general partner of LRR Energy, L.P., an oil and natural gas company.

•  Management, accounting, and finance expertise as a Managing Director in the Investment Banking Division of Goldman Sachs where he led numerous financing, structuring, and strategic advisory transactions in the division’s Natural Resources Group. He has served as Chair of the Audit Committee for Anadarko Petroleum Corporation and as a member of the Audit Committee for PG&E Corporation.

•  Organizational leadership through service on other public company boards and the board of trustees of the Baylor College of Medicine.

Other public company boards (current): ConocoPhillips (NYSE: COP)

Prior public company boards (in last five years): Anadarko Petroleum Corporation (NYSE: APC), PG&E Corporation (NYSE: PCG)

Age: 72 Director Since: 2005 Committee: Nom/Gov & Public Policy Independent

DONALD L. NICKLES

Featured experience, qualifications, and attributes:

•  Government affairs leadership and experience as U.S. Senator from Oklahoma for 24 years (retired 2005). He also served in the Oklahoma State Senate for two years. During his tenure as U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees.

•  Business leadership as current Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm formed in 2005.

•  Organizational leadership through service on the advisory board of the Oklahoma Medical Research Foundation and the board of directors of Central Union Mission (Washington, DC).

Other public company boards (current): Board of Trustees of Washington Mutual Investors Fund (AWSHX)

Prior public company boards (in last five years): none

2021 PROXY STATEMENT	19

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Age: 73 Director Since: 2012 Committee: Compensation Independent

PHILIP J. PFEIFFER

Featured experience, qualifications, and attributes:

•  Business leadership, legal and human capital expertise in the San Antonio office of Norton Rose Fulbright LLP, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice (he presently serves Of Counsel). Prior to his retirement as a senior partner, Mr. Pfeiffer also served for over 10 years as a member of the law firm’s executive management committee. Through his service with the firm for almost 50 years, Mr. Pfeiffer assisted employers in traditional management-union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts, and ERISA litigation.

•  Organizational leadership through board service and affiliations with Southwest Research Institute, United Way of San Antonio and Bexar County, San Antonio Medical Foundation, The Children’s Hospital of San Antonio Foundation, Alamo Area Council of Boy Scouts, and the Cancer Therapy and Research Center.

Other public company boards (current): none

Prior public company boards (in last five years): none

Age: 70 Director Since: 2005 Lead Director Committee: Compensation Independent

ROBERT A. PROFUSEK

Featured experience, qualifications, and attributes:

•  Business leadership and capital markets expertise as a partner of the Jones Day law firm where Mr. Profusek chairs the firm’s global mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters.

•  Public company governance experience and expertise through service as Valero’s Lead Director and the Lead Director of two other public companies. He is a frequent speaker regarding corporate takeovers and corporate governance, has authored or co-authored numerous articles, has testified before Congress and the SEC about takeover and compensation-related matters, and is a frequent guest commentator on CNBC, CNN, and Bloomberg TV.

•  Organizational leadership through service on the board of directors of the Legal Aid Society of New York City.

Other public company boards (current): Kodiak Sciences Inc. (NASDAQ: KOD), CTS Corporation (NYSE: CTS)

Prior public company boards (in last five years): none

20

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Age: 74 Director Since: 2008 Committee: Audit Independent

STEPHEN M. WATERS

Featured experience, qualifications, and attributes:

•  Financial business leadership as the managing partner of Compass Partners Capital since 2018, the managing partner of Compass Partners Advisers LLP and its predecessor partnerships (since 1996), and Chief Executive of Compass Partners European Equity Fund from 2005 to 2013.

•  Finance and global experience from his service in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of its worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980, and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988.

•  Organizational leadership through service on the board of trustees of the United States Naval Institute Foundation.

Other public company boards (current): Boston Private Financial Holdings, Inc. (NASDAQ: BPFH)

Prior public company boards (in last five years): none

Age: 62 Director Since: 2011 Committee: Audit (Chair) Independent

RANDALL J. WEISENBURGER

Featured experience, qualifications, and attributes:

•  Global business leadership, capital markets, finance and compliance expertise as the managing member of Mile 26 Capital, LLC, an investment fund based in Greenwich, Connecticut (since 2014), and service as Executive Vice President and Chief Financial Officer of Omnicom Group Inc. (NYSE: OMC) from 1998 through 2014. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of First Boston Corporation. At Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary.

•  Organizational leadership through service on other public company boards and the Board of Overseers of the Wharton School of Business at the University of Pennsylvania.

Other public company boards (current): Carnival Corporation and Carnival plc (NYSE: CCL), Corsair Gaming Inc. (NASDAQ: CRSR), MP Materials Corp. (NASDAQ: MP)

Prior public company boards (in last five years): none

2021 PROXY STATEMENT	21

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Age: 69 Director Since: 2011 Committee: Compensation (Chair) Independent

RAYFORD WILKINS, JR.

Featured experience, qualifications, and attributes:

•  Global business leadership, technology, finance and human capital expertise as CEO of Diversified Businesses of AT&T Inc. (NYSE: T), where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell.

•  Organizational leadership through service on the Advisory Council of the McCombs School of Business at the University of Texas at Austin.

Other public company boards (current): Morgan Stanley (NYSE: MS), Caterpillar Inc. (NYSE: CAT)

Prior public company boards (in last five years): none

For information regarding the nominees’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” and “Director Compensation” elsewhere in this proxy statement.

22

   IDENTIFICATION OF EXECUTIVE OFFICERS

The following table lists Valero’s executive officers (for purposes of Rule 3b-7 under the Securities Exchange Act of 1934). There is no arrangement or understanding between any executive officer listed below or any other person under which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/2020
Joseph W. Gorder, Chief Executive Officer and Chairman of the Board	2003	63
R. Lane Riggs, President and Chief Operating Officer	2011	55
Jason W. Fraser, Executive Vice President and Chief Financial Officer	2015	52
Gary K. Simmons, Executive Vice President and Chief Commercial Officer	2011	56
Cheryl L. Thomas, Senior Vice President and Chief Technology Officer	2011	59
Richard J. Walsh, Senior Vice President and General Counsel	2016	55

Mr. Gorder. Mr. Gorder’s biographical information appears above under the caption “Information Concerning Nominees and Directors—Nominees.”

Mr. Riggs was elected President and Chief Operating Officer on Jan. 23, 2020. He previously served as Executive Vice President and Chief Operating Officer (since Jan. 1, 2018), and prior to that as Executive Vice President–Refining Operations and Engineering (since 2014), and Senior Vice President–Refining Operations (since 2011). He has held several leadership positions with Valero overseeing refining operations, crude and feedstock supply, and planning and economics. Mr. Riggs also served on the board of directors of Valero Energy Partners GP LLC (the general partner of Valero Energy Partners LP (NYSE: VLP)) from 2014 to 2019.

Mr. Fraser was elected Executive Vice President and Chief Financial Officer effective July 15, 2020. Prior to that he served as Executive Vice President and General Counsel effective Jan. 1, 2019. In 2018, he served as Senior Vice President overseeing Valero’s Public Policy & Strategic Planning, Governmental Affairs, Investor Relations, and External Communications functions. From Nov. 2016 to May 2018, Mr. Fraser served as Vice President-Public Policy & Strategic Planning, and from May 2015 to Nov. 2016, he served in London as Vice President-Europe, overseeing Valero’s European commercial businesses. Prior to his service in London, he held various leadership positions at Valero’s San Antonio headquarters, including Senior Vice President & Deputy General Counsel and Senior Vice President-Specialty Products in the Valero family of companies.

Mr. Simmons was elected Executive Vice President and Chief Commercial Officer on Jan. 23, 2020. He previously served as Senior Vice President–Supply, International Operations and Systems Optimization (since May 2014), and prior to that as Vice President–Crude and Feedstock Supply and Trading (2012 to 2014), and Vice President–Supply Chain Optimization (2011 to 2012). Mr. Simmons has held many leadership positions with Valero, including Vice President and General Manager of Valero’s Ardmore and St. Charles refineries.

Ms. Thomas was elected Senior Vice President and Chief Technology Officer of Valero effective Sept. 3, 2020, with responsibility for Valero’s information services network and related technology. She was first elected as Valero’s Vice President and Chief Information Officer in 2011, and was thereafter promoted to Senior Vice President and Chief Information Officer in 2019. Ms. Thomas has served Valero and its predecessors since 1984. In her many leadership roles, she has managed Valero’s Information Systems Development, Support, and Infrastructure teams; served as Vice President of Retail Operations Support; and served as Vice President of Retail Information Systems. She has played a key role in restructuring Valero’s Information Services Department and integrating recently acquired assets into Valero’s complex systems.

Mr. Walsh was elected Senior Vice President and General Counsel effective July 15, 2020. Mr. Walsh has responsibility for Valero’s legal and governmental affairs; environmental, health, and safety; risk management; and compliance teams. He previously served as Vice President and Deputy General Counsel of Valero from 2016 to 2020. He joined Valero in 1999 and has served in many different leadership roles within Valero’s legal department. He also has extensive international legal experience working in South America, Asia, and Europe.

2021 PROXY STATEMENT	23

   BENEFICIAL OWNERSHIP OF VALERO SECURITIES

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

This table lists the beneficial ownership of our Common Stock as of Feb. 1, 2021, by all directors and nominees, the executive officers named in the Summary Compensation Table, and the directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
H. Paulett Eberhart	4,571	—	4,571	*
Jason W. Fraser	67,916	—	67,916	*
Joseph W. Gorder	461,756	139,897	601,653	*
Kimberly S. Greene	5,720	—	5,720	*
Deborah P. Majoras	19,213	—	19,213	*
Eric D. Mullins	755	—	755	*
Donald L. Nickles	26,033	—	26,033	*
Philip J. Pfeiffer	21,824	—	21,824	*
Robert A. Profusek	37,529	—	37,529	*
R. Lane Riggs	221,886	2,667	224,553	*
Gary K. Simmons	147,598	1,750	149,348	*
Cheryl L. Thomas	45,344	—	45,344	*
Donna M. Titzman (retired)	216,216	16,623	232,839	*
Stephen M. Waters	11,454	—	11,454	*
Randall J. Weisenburger	100,274	—	100,274	*
Rayford Wilkins, Jr.	31,999	—	31,999	*
Directors and current executive officers as a group (16 persons)	1,276,928	144,314	1,421,242	*

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)	Includes shares allocated under the Thrift Plan and shares of restricted stock. The balance shown for Mr. Waters includes 500 shares held in a trust for which Mr. Waters is a beneficiary.

(2)	Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from Feb. 1, 2021.

24

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This table describes each person or group of affiliated persons known to be a beneficial owner of more than five percent of our Common Stock. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	45,647,781 (1)	11.2%
BlackRock, Inc. 55 East 52nd Street New York NY 10055	34,285,278 (2)	8.4%
State Street Corporation State Street Financial Center One Lincoln Street Boston MA 02111	25,414,589 (3)	6.2%

(1)

The Vanguard Group filed with the SEC a Schedule 13G on Feb. 10, 2021, reporting that it or certain of its affiliates beneficially owned in the aggregate 46,647,781 shares as of Dec. 31, 2020, for which it had no sole voting power, shared voting power for 645,843 shares, sole dispositive power for 43,870,064 shares, and shared dispositive power for 1,777,717 shares.

(2)

BlackRock, Inc. filed with the SEC an amended Schedule 13G on Feb. 1, 2021, reporting that it or certain of its affiliates beneficially owned in the aggregate 34,285,278 shares as of Dec. 31, 2020, for which it had sole voting power for 30,157,973 shares, no shared voting power, sole dispositive power for 34,285,278 shares, and no shared dispositive power.

(3)

State Street Corporation filed with the SEC a Schedule 13G on Feb. 11, 2021, reporting that it or certain of its affiliates beneficially owned in the aggregate 25,414,589 shares as of Dec. 31, 2020, for which it had no sole voting power, shared voting power for 23,261,002 shares, no sole dispositive power, and shared dispositive power for 25,403,743 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. We believe that all Section 16(a) reports applicable to our executive officers, directors, and greater than 10 percent stockholders for 2020 were filed on time, with the exception of one transaction for Mr. Fraser that was reported late due an oversight from the transaction processor. The transaction was a withholding of shares by Valero upon the vesting of restricted stock to pay the vesting’s tax obligation. The transaction was reported on a Form 5 filed on Feb. 4, 2021.

2021 PROXY STATEMENT	25

   RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our incentive compensation programs are designed to effectively balance risk and reward. When assessing risk, we consider both cash compensation payable under our annual incentive bonus plan as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with our plans. We do not believe that our compensation policies and practices are reasonably likely to have an adverse effect on Valero. Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;
•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;
•	incorporation of relative total stockholder return into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;
•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;
•	maximum payout ceilings under our annual bonus program and performance share awards;
•	restricted stock awards that help contain volatility of incentive awards and further align executives’ interests with long-term stockholder value creation; and
•

our compensation-related policies, including our executive compensation “clawback” policy and stock ownership guidelines (discussed under the caption “Compensation Discussion and Analysis—Compensation Related Policies”).

26

   COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Rayford Wilkins, Jr., Chair

Philip J. Pfeiffer

Robert A. Profusek

Compensation Discussion and Analysis—Overview

Company Overview

Valero strives to be the premier manufacturer, distributor, and marketer of transportation fuels and petrochemical products with a focus on creating value for its stockholders while serving the needs of its nearly 10,000 employees and neighboring communities. Sustained profitability within the fuels manufacturing and marketing business in which operating margins are primarily influenced by volatile commodity prices requires a sound business strategy, organizational discipline, and a committed workforce. Valero’s management and employees are driven by our guiding principles in safety, environmental stewardship, community engagement, employee programs, and governance.

2021 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

Valero’s (i) continued significant investments in the expansion of low-carbon fuels production capacity, (ii) focus on safe, reliable and environmentally responsible operations, and (iii) status as an employer of choice, support Valero’s intention to be the best-in-class producer of essential fuels and products that are foundational to modern life.

Valero has three reporting segments – refining, renewable diesel and ethanol. The refining segment includes refining operations and associated marketing activities and logistics assets. Valero owns refineries located in the United States, Canada and the United Kingdom. Valero’s renewable diesel segment includes the operations of Diamond Green Diesel, a joint venture with Darling Ingredients Inc., producing low-carbon renewable diesel fuel at a plant in Louisiana. Diamond Green Diesel is the world’s second-largest renewable diesel producer. The ethanol segment includes ethanol operations and associated marketing activities and logistics assets, with plants throughout the U.S. Midwest. Valero’s renewable fuels businesses have made Valero one of the world’s largest renewable fuels producers.

VALERO’S STRATEGY FOR VALUE CREATION

•	Maintain manufacturing excellence through safe, reliable, environmentally responsible operations.
•	Utilize a disciplined capital allocation that delivers distinctive financial results and peer-leading returns to stockholders.
•	Grow earnings through market expansion, margin improvement, and operating cost control.

COVID-19 Global Pandemic Impact on Executive Compensation

The onset of the global COVID-19 pandemic and the resulting economic downturn severely disrupted our fuels manufacturing and marketing business. We faced and continue to face operational and financial challenges due to the significant drop in demand for our products. Because Valero entered this economic downturn in a position of strength, our team was thorough, decisive and swift in our operational, financial and community support response. In each of April and September, Valero successfully executed public market debt offerings totaling $4.0 billion in aggregate at very attractive low rates, which strengthened our financial stability and enabled us to continue executing our strategy of pursuing excellence in operations, investing in earnings growth with lower volatility, and honoring our commitment to shareholder returns.

Valero’s executive pay programs are designed with consideration for and to withstand the inherent volatility of global energy markets, which can produce significant swings in earnings opportunity. Because of Valero’s financial stability, no permanent changes or temporary adjustments were made in 2020 to Valero’s executive pay programs and benefits, incentive pay outcomes, or executive salaries.

EXECUTIVE COMPENSATION AND COMPANY RESPONSE—DETAIL

•	No governmental financial support was taken (e.g., Paycheck Protection Program, Federal COVID Relief Funds).
•	Maintained dividend rate of $0.98 per share throughout pandemic.
•	No COVID-19 related staff furloughs, layoffs, or pay/benefit reductions.
•	Proceeded with annual salary review program for non-executive staff (June 2020) and executives (October 2020 – effective January 2021).
•

No adjustments were made to performance goals or metrics under our executive incentive programs, despite the substantial impact of the pandemic on the financial results that drive these incentive opportunities.

•	No positive discretion adjustments were made for incentive pay outcomes (performance shares and annual incentive bonus).
•

The 2020 annual long-term incentive awards to executives occurred in February 2020, in advance of the significant drop in Valero’s share price associated with the economic downturn — avoiding “windfall” share count awards.

•	Maintained the basic structure of our executive incentive arrangements for 2021, preserving continuity in the relationship between pay and performance over time.

Company Performance

While the global COVID-19 pandemic severely impaired our overall financial results, Valero’s 2020 performance was exceptional in several key areas, which demonstrates our sustained operational excellence and discipline to our strategy.

28

COMPENSATION DISCUSSION AND ANALYSIS

OPERATIONAL AND SAFETY PERFORMANCE DRIVES PROFITABILITY

Operating safely and reliably is one of Valero’s highest priorities and is critically important to maximizing profitability as well as protecting our employees and communities. Ongoing improvement and excellent performance in key operational and safety measures have enabled Valero to improve earnings capabilities and realize industry-leading returns. Safe and reliable operations are also important for minimizing environmental impact and environmental scorecard events.

In 2020, we delivered the best year in company history in terms of combined employee and contractor safety performance and recorded the lowest number of environmental scorecard events, demonstrating our strong commitment to safety, reliability and environmental stewardship. Valero remains focused on being the safest and most reliable operator in our industry with environmentally responsible operations. The following charts demonstrate Valero’s multi-year improvement in performance resulting from strategic investments and a disciplined focus on operational improvement, maintenance, and safety programs.

2021 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

In assessing safety performance, we measure our annual total recordable incident rate (TRIR), which includes data with respect to our employees and contractors and is defined as the number of recordable injuries per 200,000 working hours. We also annually measure our Tier 1 Process Safety Event Rate, which is a metric defined by the American Petroleum Institute that looks at process safety events per 200,000 total employee and contractor working hours. We use these measures and believe they are helpful in assessing our safety performance because they evaluate performance relative to the numbers of hours being worked. These metrics are also used by others in our industry, which allows for a more objective comparison of our performance.

Valero seeks to be the leader among its peers in stockholder returns and makes operational and capital allocation decisions in support of this objective. Through targeted share buybacks and sustainable dividend growth, Valero has prioritized the delivery of cash returns to stockholders over the past several years. Though share buybacks were suspended in March 2020 following the onset of the COVID-19 pandemic, in January 2020, Valero increased its common stock dividend for the ninth year in a row and maintained it throughout the year, despite the significant negative financial impact caused by the economic downturn.

30

COMPENSATION DISCUSSION AND ANALYSIS

Company Performance Highlights—2020

Alignment of Executive Pay to Company Performance

Valero’s executive pay program is designed to reward executives for superior company performance. The program design emphasizes variable incentive pay (delivered through annual and long-term incentives) such that an executive’s ultimate realizable pay is significantly dependent upon the achievement of both absolute and relative performance measures.

VALERO’S COMPENSATION PHILOSOPHY

Tightly link company performance and executive pay
Align the interests of executives and stockholders
Manage risk and adopt best practices in executive pay

Balance compensation over short- and long-term
Facilitate retention of top executive talent

2021 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF EXECUTIVE COMPENSATION—SUMMARY

The primary elements of our 2020 executive compensation program are summarized in the table below.

Element	Form		Key Characteristics
Base Salary	Cash	•	Takes into consideration scope and complexity of the role, peer market data, experience of the incumbent, and individual performance
		•	Aligned with competitive practices in order to support recruitment and retention of top talent
Annual Bonus Plan	Performance-Based Cash	•

Variable component of annual pay focused on achievement of short-term annual financial, operational, and strategic objectives that are critical drivers for safe and reliable operations, returns to stockholders, the disciplined use of capital, and achievement of ESG goals

Long-term Incentive Program	Performance Shares (50%)	•	Measures across a three-year period relative Total Shareholder Return (TSR) against a ten-member Performance Peer group and Return on Capital Invested (ROIC) against a target
		•	Incentivizes stockholder returns
		•	Value delivered is driven by performance relative to relevant peers in industry and by investment returns performance
	Restricted Stock (50%)	•	Vests 1/3 per year over three years
		•	Value delivered is driven by absolute performance of company stock
		•	Aids in retention of critical talent

⬛ Fixed    ⬛ Variable

Target Total Pay

Valero’s Compensation Committee administers executive compensation such that each executive’s Target Total Pay is within a reasonable range of the most recently available role-specific market data provided by the Committee’s independent executive compensation consultant. Target Total Pay represents in aggregate the three primary elements of our executive compensation program as listed and summarized in the prior table (Salary, Annual Incentive Bonus, and Long-Term Incentives). Each element is administered independently with reference to competitive market data and with consideration of other factors as discussed further in Compensation Discussion and Analysis under the heading, “Benchmarking Competitive Pay Levels.” Target Total Pay for 2020 for our named executive officers is listed in the table below.

		Salary (Dec. 31, 2020) ($)	Target Annual Incentive Bonus ($) (1)	Target Long- term Incentives (Stock Awards) ($) (2)		Target Total Pay ($)
Gorder	CEO	1,800,000	2,880,000	11,340,000		16,020,000
Fraser	CFO	750,000	750,000	2,631,250		4,131,250
Riggs	President	940,000	1,034,000	4,023,200	(3)	5,997,200
Simmons	CCO	680,000	680,000	2,210,000		3,570,000
Thomas	CTO	643,000	514,400	1,364,063		2,521,463

Footnotes:

(1)	Represents Salary multiplied by the executive’s target bonus percentage as described below under the heading, “Annual Incentive Bonus.”
(2)

Represents Salary multiplied by the executive’s target long-term incentive percentage with potential performance-related adjustments as described below under the heading, “Long Term Incentive Awards.” Values shown for Mr. Fraser and Ms. Thomas reflect both the annual target stock awards granted in February 2020 and target stock awards granted in conjunction with mid-year promotions.

(3)

Excludes a $2 million restricted stock award associated with the Long-Term Incentive Agreement with Mr. Riggs as described below under the heading, “Long-Term Incentive Awards – Restricted Stock – Long-Term Incentive Agreement with Mr. Riggs.”

32

COMPENSATION DISCUSSION AND ANALYSIS

The total compensation for each executive as disclosed in the Summary Compensation Table in this proxy differs from the Target Total Pay as listed in the preceding table primarily due to the following factors.

•

The Target Total Pay excludes values associated with certain retirement benefits that are included in the Summary Compensation Table, which can increase or decrease significantly year-to-year due to actuarial assumptions and other factors (see the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table and related footnotes). Also excluded are the “Other Compensation” perquisites and benefits disclosed in the Summary Compensation Table.

•

The values disclosed in the Summary Compensation Table for long-term incentives are calculated in accordance with SEC disclosure requirements and can differ substantially from the values calculated for Target Total Pay, which are used for administering compensation decisions. Most notably, the disclosed values for performance shares in the Summary Compensation Table represent three different tranches from three unique awards (granted in 2018, 2019, and 2020) which include adjustments for predicted performance (see footnote (2) of the Summary Compensation Table for further details), whereas the value of performance shares in Target Total Pay represents the full 2020 award grant(s) which was administered based on the average closing stock price for the 15 consecutive trading days ending the day before the grant(s). For example, in 2020 the value disclosed for restricted stock and performance shares within the long-term incentive column of the Summary Compensation Table for Mr. Gorder was $2.3 million lower than the comparable Target Total Pay value as administered by the Compensation Committee (approximately $9.0 million versus $11.3 million). Refer to the “Grants of Plan-Based Awards” tables and associated footnotes in this proxy statement for more detailed information regarding the 2020 long-term incentive grants.

Other factors contributing to differences between the disclosed values in the Summary Compensation Table and the values shown within Target Total Pay include the actual annual bonus amount earned for performance versus the target annual bonus value (as discussed further below under the caption, “Annual Incentive Bonus”) and, for restricted stock grants, the difference between the stock price associated with the grant date fair value of the award (as required for the Summary Compensation Table disclosure) and the stock price used to determine the number of restricted shares granted in order to achieve the target value (i.e., average closing stock price for 15 days prior to grant as described previously).

*	Base salary plus target bonus plus target long-term incentives value.

Target Total Pay increased from 2019 to 2020 for the CEO and the four other Named Executive Officers (NEOs). The lower average NEO pay in 2018 was due to a CFO transition.

2021 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

PAY FOR PERFORMANCE ALIGNMENT RELATIVE TO PEERS

The table below shows relative performance and pay versus peers over the three- and five-year periods ending 2019 (results through 2020 cannot be determined until 2020 executive pay for all comparator companies is disclosed in 2021 proxy statements). Valero’s pay results are generally aligned with TSR performance results.

Valero’s Percentile Ranking vs. Peers[1]
Timeframe	Role	Relative Performance vs. Peers	Relative Pay[2] vs. Peers
3 Years	CEO	91st percentile	73rd percentile
	Top-5 Executives	91st percentile	55th percentile
5 Years	CEO	100th percentile	64th percentile
	Top-5 Executives	100th percentile	45th percentile

Footnotes:

(1)

Current Compensation Comparator Group of 12 peers as described in the “Benchmarking Data” section of this document. Peer company Dow, Inc. is excluded from the analysis as 3-year and 5-year pay data is not available. Pay comparisons are drawn against the “Top-5” group of executives at Valero and the peers, inclusive of the CEO, the CFO, and the three highest-paid other executive officers.

(2)

Represents “realizable” pay as reported in company annual proxy statements and includes: salaries; annual bonuses earned; long-term incentive awards that have vested or been exercised; the increase/decrease in long-term incentive awards that are still outstanding; and one-off payments like severance to outgoing executives and sign-on awards for incoming executives.

The chart below illustrates the CEO five-year relationship between relative pay and relative performance versus the peers through 2019 (referenced in the preceding table).

*	Five-year pay history reflects Mr. Gorder’s realizable pay during this period.

34

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis—Detail

Adoption of Compensation Governance Best Practices

We use executive pay arrangements that are commonly recognized as best practices. Our executive pay program includes these leading practices.

PAY FOR PERFORMANCE

•	Incentive compensation (annual bonus and long-term incentives) represents the majority (ranging from 75 percent to 89 percent) of the targeted direct compensation of our named executive officers.
•

We target 50 percent of the long-term incentive value granted to our named executive officers to be awarded in the form of performance shares tied to relative TSR performance and investment returns performance.

STOCKHOLDER ALIGNMENT

•	We use multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.
•	Our executive officers and directors are subject to meaningful stock ownership guidelines.
•	We engage in stockholder outreach to solicit the input of stockholders to our pay programs (including participation by the chair of our Compensation Committee).

PROGRAM DESIGN

•

Incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (linking the incentives to surpassing the performance of our peers).

•	We have maximum payout ceilings on both our annual bonus opportunities and our performance shares.
•	Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.

PAY BENCHMARKING

•

Valero’s revenues and market capitalization are within a reasonable range of the median revenues and market capitalization of the peer group of companies within our industry against which we benchmark our executives’ pay, reflecting that we make pay comparisons in a size-appropriate fashion.

•	We benchmark against the median pay levels of the peer group for each of base pay, annual bonus, long-term incentives, and total target pay.

AVOID PROBLEMATIC PAY PRACTICES

•	We have eliminated all change-in-control gross-ups for potential parachute excise taxes and maintain a policy against the implementation of change-in-control arrangements that contain gross-ups.
•

We have a policy stipulating that grants of performance shares contain “double trigger” terms and conditions for vesting in a change-of-control context such that performance shares will vest on a partial, pro rata basis following termination of employment (rather than vesting automatically in full upon the change of control).

•	Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.
•

Our executive officers and directors are prohibited from pledging shares of Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments that are designed to hedge or offset any decrease in the market value of our Common Stock.

•	We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.

STRONG GOVERNANCE

•

Our Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and NYSE as well as pertinent tax requirements for preserving the deductibility of executive pay.

•	Our Compensation Committee retains the services of an independent executive compensation consultant that provides services directly to the Committee.
•	We conduct an annual say-on-pay vote as recommended by our stockholders.
•	We have a declassified board of directors; all of our directors stand for re-election each year.

2021 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

•	Our Board has approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year.
•	We have ten independent directors who serve on three fully independent committees.
•	Five of the ten independent directors represent diversity of ethnicity or gender (including three women and two African American directors).
•	Our Bylaws grant proxy access to our stockholders.
•	Our Bylaws permit stockholders to call special meetings of stockholders.

Dialogue With Stockholders

Valero’s strong corporate governance principles, implemented under the guidance of the Board, are a major driving force in encouraging constructive dialogue with stockholders and other stakeholders. Valero’s senior management team reaches out to stockholders for dialogue concerning our compensation programs and other matters of concern to our stockholders. Our stockholder outreach efforts have been constructive and have provided management with insight on executive compensation issues and other matters that are important to our stockholders.

We carefully consider the results of the most recent stockholder advisory vote on executive compensation (say-on-pay). As part of our dialogue with stockholders, we determine how the stockholders have voted on our say-on-pay proposals, and we discuss any issues of concern. Certain members of our board of directors, including the chairs of our Compensation Committee and Nominating/Governance and Public Policy Committee have participated in this outreach.

Our engagements with stockholders have provided management with the opportunity to review our executive compensation practices and explain the principles on which they were designed. Input from our stockholders through these engagements was considered by the Compensation Committee when establishing Valero’s 2020 executive compensation programs, included the following changes.

•

Within the 2020 Annual Incentive Bonus program, the Strategic Execution segment includes an expanded array of strategic initiatives and projects, which are assessed annually. Included are financial, operational, organizational, and ESG-related initiatives, which contribute to the overall success of the company during the year and support the company’s long-term strategy. The change is more fully described below under the caption, “Annual Incentive Bonus.”

•

The 2020 Performance Shares component of the Long-Term Incentives program was expanded to include a returns-based performance measure (Return on Invested Capital) in addition to continued utilization of a relative TSR performance measure. The change is more fully described below under the caption, “Long-Term Incentive Awards.”

Further engagement with stockholders was considered by the Compensation Committee when establishing Valero’s 2021 executive compensation programs. In addition to the relative TSR performance measure, the Performance Shares component of the Long-Term Incentives program was modified to include an Energy Transition performance measure. The Energy Transition measure was added to both the new Performance Shares granted in February 2021 and to the continuing segments of the 2020 Performance Shares that will mature in 2021 and 2022. In determining performance share payouts for this component, the Compensation Committee will consider the company’s progress in meeting the challenges of the energy transition, including (i) assessing the company’s progress towards its publicly-announced GHG emissions offset/reduction target, and (ii) assessing management’s deployment of capital on investments which strengthen the company’s position in the evolving energy marketplace and make the company’s strategy more resilient. This could include investments in projects that expand production of lower carbon products such as renewable diesel and sustainable aviation fuel, projects that reduce the carbon intensity of existing products (such as carbon capture and sequestration), and projects that alter the product yield of our facilities to better match evolving consumer demand.

Our engagement process is described further in this proxy statement in the “Stockholder Engagement” section.

Administration of Executive Compensation Programs

Our executive compensation programs are administered by our Board’s Compensation Committee. The Committee is composed of three independent directors from our Board. They do not participate in our executive compensation programs. Policies adopted by the Committee are implemented by our compensation and benefits staff. In 2020, the Committee retained Exequity LLP as an independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described below under the caption, “Compensation Consultant Disclosures.”

36

COMPENSATION DISCUSSION AND ANALYSIS

BENCHMARKING DATA

The Compensation Committee uses peer group compensation data to assess benchmarks of base salary, annual incentive compensation, and long-term incentive compensation. The Committee uses the Compensation Comparator Group (further described below) to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

Compensation Comparator Group

The Compensation Comparator Group (applicable to 2020 salary and bonus decisions) is composed of companies that either engage in U.S. domestic oil and gas operations or are large, complex companies from general industry that are representative of the scale and complexity of Valero’s operations:

Chevron Corporation	General Motors Company
ConocoPhillips	Halliburton Company
Dow Inc.	HollyFrontier Corporation
EOG Resources, Inc.	Marathon Petroleum Corporation
Exxon Mobil Corporation	Occidental Petroleum Company
Ford Motor Company	Phillips 66

The Compensation Comparator Group is relevant to our business because we compete with the member companies for talent at every level from entry-level employees to senior executives. We believe that our pay comparisons are size-appropriate because the median revenues and market capitalization of the Compensation Comparator Group are both below and within a reasonable range of Valero’s revenues and market capitalization for the period covered in the pay study. Our understanding of this group’s compensation programs and levels is vitally important in order to remain competitive in the market for employee talent.

Given Valero’s size and complexity, our employees at all levels would be qualified candidates for similar jobs at any of the companies included in this group. The Compensation Comparator Group was approved by the Compensation Committee in October 2019 when 2020 executive pay levels were initially considered and established according to the annual pay review process as described further under the caption, “Process and Timing of Compensation Decisions.”

The Compensation Comparator Group was also utilized in establishing 2020 LTI targets and awards as described further under the caption, “Long-Term Incentive Awards.” The Compensation Committee established the group after considering: (i) companies with geographic proximity to Valero; (ii) companies within an appropriate and comparable size based on revenues and market capitalization; (iii) companies generally employing typical U.S.-based approaches to executive pay; and (iv) companies outside the oil and gas industry that have similar organizational complexity, operational scope, and that perform similarly to Valero.

Our compensation and benefits staff, under supervision of the Compensation Committee, develops recommendations for base salary, bonuses, and other compensation arrangements using the compensation survey data with assistance from Exequity. Our use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies that we compete with for executive talent. In addition, the competitive compensation survey data and analyses assist the Compensation Committee in assessing our pay levels and targets relative to companies in the Compensation Comparator Group. See “Elements of Executive Compensation—Benchmarking Competitive Pay Levels.”

Performance Peer Group

We also use a peer group for purposes of determining the relative performance of Valero’s total stockholder return (TSR). We use this relative TSR metric in our performance shares incentive program (along with ROIC as an additional performance measure). The 2020 performance peer group was selected based on the members’ engagement in U.S. domestic refining and marketing operations or due to the members’ strong stock price correlation to Valero.

Our use of different peer groups for compensation and performance is based on our belief that when measuring business performance, companies with a similar business model should be included. But we also recognize that comparing the performance of Valero’s generally non-integrated operations with those of upstream and integrated oil companies can result in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.

2021 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

In February 2020, the Compensation Committee established a peer group for TSR measurement applicable to the 2020 awards of performance shares (which have TSR measurement periods ending in 2020, 2021, and 2022). Included in the peer group is the Energy Select Sector SPDR Fund (XLE) index, which includes about 30 energy companies and serves as a proxy for stock price performance of the energy sector and includes companies with which we compete for capital. The change in the index price across the designated performance periods is measured as TSR. Valero is included in this peer group when results are calculated. In addition to Valero, the performance peer group for the 2020 awards is composed of the following nine companies and the XLE index.

ConocoPhillips	Marathon Petroleum Corporation
CVR Energy Inc.	Occidental Petroleum Corporation
Delek US Holdings	PBF Energy Inc.
EOG Resources, Inc.	Phillips 66
HollyFrontier Corporation	Energy Select Sector SPDR Fund (XLE)

PROCESS AND TIMING OF COMPENSATION DECISIONS

The Compensation Committee has reviewed and approved all compensation targets for the named executive officers each year in conjunction with Valero’s annual strategic planning meeting (October or November) and has reviewed and approved all incentive compensation payments (Annual Bonus and Long-Term Incentives) in the first quarter of the fiscal year after the conclusion of previously approved performance periods. The Chief Executive Officer evaluates the performance of the other executive officers and develops individual recommendations based upon the competitive survey data. The Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to Valero. The compensation for the Chief Executive Officer is reviewed by the Compensation Committee and recommended to the Board’s independent directors for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the independent directors’ evaluation of the Chief Executive Officer’s performance and contributions.

We evaluate the total compensation opportunity offered to each executive officer at least once annually. The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Exequity. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions. Our Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

In January 2020 the Compensation Committee approved a change to the timing of the annual grant of long-term incentive awards to executive officers. In 2019 and prior years, annual grants were administered in the fourth quarter in conjunction with the annual review of executive compensation. Beginning in 2020, annual grants of long-term incentive awards are now administered in the first quarter to better align with market practices and to more closely coincide with base salary changes, which typically are effective January 1. The 2020 annual long-term incentive awards for executive officers were administered in February 2020.

Elements of Executive Compensation

Our executive compensation programs include the following material elements:

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COMPENSATION DISCUSSION AND ANALYSIS

We chose these elements to foster the potential for both current and long-term compensation opportunities and to attract and retain executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary)—when delivered through appropriate incentives—is ultimately the best way to drive total compensation among our executive officers.

We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:

•	to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis;
•	to align executives’ pay opportunities with stockholder value creation; and
•	to attract, motivate, and retain the best executive talent in our industry.

We believe that superior performance is motivated when an executive’s earn-out of his or her full compensation opportunities is contingent on achieving performance results that exceed pre-established goals and/or outperforming our industry peers.

Our annual incentive program rewards are tied to:

•	Valero’s attainment of key financial performance measures;
•	Valero’s success in key operational and strategic measures;
•	safe operations;
•	environmental stewardship;
•	reliable operations;
•	returns to stockholders;
•	the disciplined use of capital; and
•	achievement of ESG goals.

Our long-term equity incentive awards are designed to tie executives’ financial reward opportunities with increased stockholder value creation as measured by:

•	long-term stock price performance (both absolute and relative to our peer group);
•	achievement of capital investment returns which exceed Valero’s cost of capital; and
•	payment of regular dividends.

Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established.

The long-term incentive awards in our compensation program include performance shares and restricted stock. We believe that incentives that drive stockholder value should also drive executive officer pay. We note that performance shares, when issued, do not assure a payout to the executive officer unless and until stockholder value is created through both company performance as measured through achievement of competitive returns on invested capital and TSR relative to our peers. We also believe that executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, and that retention of our industry-leading group of top executives is critical to our ongoing success, which is why we include awards of restricted stock in our long-term incentive program coupled with stock ownership guidelines.

BENCHMARKING COMPETITIVE PAY LEVELS

Our Compensation Committee benchmarks base salaries for our named executive officers against the 50th percentile (median) of competitive survey data and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning).

We also benchmark annual bonus, long-term incentive targets (expressed as a percentage of base salary), and total targeted pay for each executive position by reference to the 50th percentile (median) benchmark of the Compensation Comparator Group, and may make decisions to award above or below these targets based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). Preserving flexibility to award incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

RELATIVE SIZE OF MAJOR COMPENSATION ELEMENTS

An executive officer’s Total Target Pay is structured so that realizing the targeted amount is highly contingent on Valero’s performance due to the executive’s level of at-risk pay. We use the term “Total Target Pay” to refer to the sum of an executive’s base salary, targeted incentive bonus, and the target values of long-term incentive awards.

The following graphics summarize the relative target pay mix of base salary and incentive compensation for 2020 for our named executive officers.

When setting executive compensation, the Compensation Committee considers the amount and form of compensation payable to an executive officer. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.

The Compensation Committee analyzes Total Target Pay from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.

Because we place a large amount of Total Target Pay at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years. The Compensation Committee recognizes that the refining and marketing industry is volatile and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

INDIVIDUAL PERFORMANCE AND PERSONAL OBJECTIVES

The Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Board’s independent directors with recommendations from the Compensation Committee. For officers other than the Chief Executive Officer, individual performance and compensation are evaluated by the Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

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COMPENSATION DISCUSSION AND ANALYSIS

Criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to Valero’s stated values (i.e., commitment to safety, commitment to the environment, commitment to our communities, commitment to our employees, and commitment to our stakeholders). There are no specific weights assigned to these various elements of performance.

BASE SALARIES

Base salaries for our named executive officers are approved by the Compensation Committee after taking into consideration median practices for comparable roles among the peer companies. The Compensation Committee also considers the recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.

Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salary changes resulting from the annual review are typically made effective on January 1. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

ANNUAL INCENTIVE BONUS

We believe that the achievement of short-term financial and operational performance objectives is critical to creating long-term stockholder value. The annual incentive bonus is designed to incentivize executives to achieve industry-leading results as reflected through business-critical financial, operational, and strategic performance measures. We continue as the premier operator in the fuels manufacturing and marketing industry through disciplined execution of our strategic plan and daily focus on operational excellence by our employees and management team. The annual incentive bonus design guides and incentivizes this daily focus with particular emphasis on ensuring safety and protection of our employees, contractors and communities. Our additional focus on operating our plants reliably at the lowest cost allows us to maximize profitability in all margin environments.

The Compensation Committee considers the following to determine bonuses for each officer:

•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus;
•

pre-established performance objectives that include a quantitative financial performance goal (Financial Performance Goal), operational performance goals (Operational Performance Goals), and qualitative objectives related to Valero’s long-term strategy (Strategic Execution) for the completed year, which are categorized under specific strategic areas including the disciplined use of capital, returns to stockholders, operational excellence, organizational excellence, and ESG efforts and improvement; and

•	a qualitative evaluation of the individual’s performance.

Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration the Compensation Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals more fully described below.

Financial Performance Goal

Weighted at 40% of the target Annual Bonus Incentive program, the Financial Performance Goal considered for our annual incentive bonus targets is Earnings per Share (EPS), adjusted for special items and impairments that are non-recurring and/or not indicative of our core performance. The Compensation Committee establishes minimum, target, and maximum levels for EPS in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance in 2020 was ($3.12) per share (versus a target of $5.90 per share). In large part due to the impact of the pandemic, this performance fell below the threshold required for earn-out of the financial

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COMPENSATION DISCUSSION AND ANALYSIS

goal portion of the bonus in 2020 and therefore this portion was not earned. The following table describes the adjustment to Valero’s 2020 EPS for purposes of the 2020 Financial Performance Goal.

Earnings per common share – assuming dilution	(3.50)
Exclude: Adjustment related to lower cost or market (LCM) inventory valuation	($0.04)
Last in First Out (LIFO) adjustment	$0.36
Adjustment for change in useful life of an ethanol plant	$0.06
Adjusted EPS for Financial Performance Goal	($3.12)

Operational Performance Goals

With a combined weighting of 40% of our Annual Bonus Incentive program, the Operational Performance Goals considered for our annual incentive bonuses, as established and approved by the Compensation Committee in the first quarter of the performance year, are measured against the following equally weighted sub-components:

•

Valero’s achievements in the areas of health, safety, and environmental stewardship, including environmental scorecard incidents, process safety incidents, reportable spills, environmental management system scores, and health & safety management system scores;

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability; and
•	Valero’s achievements in managing refinery operating costs.

These Operational Performance Goals are set at levels deemed to be challenging to achieve, but reasonably attainable with strong performance. We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Compensation Committee. Valero’s performance score for 2020 for this category was 77.38 percent (representing performance at 193% of the target score of 40.00 percent). For additional details on Valero’s 2020 performance versus targeted amounts for our Operational Performance Goals, see the “Annual Incentive Bonus Performance Goals” table that follows in this section.

Strategic Execution

In January 2020, the Compensation Committee approved changes to the Strategic Execution component for use in the 2020 Annual Incentive Bonus program. This component now includes evaluation by the Compensation Committee of accomplishments related to a comprehensive array of strategic initiatives and projects, which contribute to the overall success of the company during the year and support the company’s long-term strategy. While the economic downturn resulting from the global COVID-19 pandemic caused severe financial and operational disruption to the company, Valero continued to make progress and realize important achievements in support of its strategy. The strategic objectives relating to this component are listed in the following table along with progress and key accomplishments for 2020. Valero’s performance score for 2020 for this category was 20.0 percent (representing performance at 100% of the target score of 20.0 percent).

Strategic Area		Initiative/Project/Objective		Progress & Key Accomplishments
Returns to Stockholders	•	Return cash to stockholders through dividends and stock buybacks	•	Maintained quarterly dividend of $0.98 per share throughout the pandemic
Disciplined Use of Capital	•	Balanced utilization of sustaining and growth capital vs target	• •	Reduced capital spend by $0.5B to $2.0B through project prioritization and deferrals 40% of capital budget allocated to growth projects (continued investment for future returns)

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COMPENSATION DISCUSSION AND ANALYSIS

Strategic Area		Initiative/Project/Objective		Progress & Key Accomplishments
Operational Excellence	•	Execution of capital projects and turnarounds	•	Completed Pasadena terminal and St. Charles alkylation unit projects
			•	Successfully executed refinery turnarounds despite COVID-19 resource constraints and impact
	•	Margin improvement and market expansion	•	Significant expansion of wholesale business in Latin America – becoming one of the largest importers of light products into Mexico
	•	Cost management and expense control	•	Achieved lower year-over-year SG&A through COVID-19-related cost cutting efforts
Organizational Excellence	•	Strategic communications	•	Enhanced communications through new TV advertising strategy, new interactive IR website, and enhanced social media presence
			•	Institutional Investor Magazine awards: Best “CEO”, “IR Team,” and “Financially Material ESG Disclosure”
	•	Succession planning and leadership development	•	Expansion of succession planning process to identify long-term talent pipeline succession candidates for executive roles
	•	Innovation	•	Briefly shifted ethanol production to hand sanitizer at certain plants – all production donated to first responders
	•	Public policy	•	Active participation in the National Petroleum Council (O&G advisory to the Secretary of Energy)
Environmental, Social and Governance (ESG) Efforts & Improvement	•	Environmental stewardship	•	Completed projects to reduce emissions, wastewater exceedances, and prevent spills
	•	Sustainability	•	Published the 2020 Stewardship & Responsibility Report and 2020 SASB Report, which includes a GHG emissions intensity reduction target as well as a GHG emissions absolute reduction/offset target
	•	Diversity and inclusion	•	Completed Gender & Race Pay equity analyses – confirming gender and race pay equity
			•	Safely hosted the most gender and racially diverse internship class in history during the pandemic
	•	Compliance	•	Completed third-party assessment of company-wide compliance program and established Chief Compliance Officer role
	•	Corporate citizenship and community	•	Record fundraising for the United Way ($16.2M company-wide)
			•	Despite cancellation of the Valero-sponsored Benefit for Children fundraising event associated with the Valero Texas Open, raised and distributed $14M to children’s charities

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COMPENSATION DISCUSSION AND ANALYSIS

Valero’s Achievement of Performance Goals for 2020

The following table details the performance targets and final results of Valero’s achievements in 2020 for each of the sub-components of the bonus program’s Financial Performance Goal, Operational Performance Goals, and Strategic Execution Goals.

Annual Incentive Bonus Performance Goals and Achievement
	Component	Weighting	Minimum	Target	Maximum	Achieved in 2020	Bonus Percent Earned (1)
Financial Performance Goal

I.	EPS, adjusted ($/share)	40.00%	$1.47	$5.90	$11.80	($3.12)	00.00%

Operational Performance Goals

II.	Health, Safety, and Environmental (2)	13.33%	0.0%	100.0%	200.0%	199.42%	26.59%

III.	Mechanical Availability (3)	13.33%	95.6	96.2	97.6	97.2	24.12%

IV.	Refining Cash Operating Expense Management (4) ($/EDC)	13.34%	$150	$127	$118	$107	26.67%

	Subtotal	40.00%				subtotal	77.38%

Strategic

V.	Strategic Execution (5)	20.00%				20.00%	20.00%

Total		100.00%					97.38%

Footnotes:

(1)	Represents performance achieved in 2020 and component percent weighting.

(2)

Consists of 16 separately weighted health, safety, and environmental metrics across Valero’s three business units with an aggregated performance score opportunity ranging from 0% to 200%. Performance measures include environmental scorecard incidents, process safety incidents, reportable spills, reliability events, environmental management system scores, health & safety management system scores, and items related to inspections, action items and audits.

(3)	Using the Mechanical Availability scoring from the industry-standard Solomon Associates survey in which “Target” represents median performance.

(4)

Using the Cash Operating Expense per EDC (Equivalent Distillation Capacity) metric as reported in the industry-standard Solomon Associates survey in which “Target” represents median performance (lower is better).

(5)

As established by the Compensation Committee in consultation with the CEO, it includes a qualitative assessment of progress against a comprehensive array of strategic initiatives and projects. Performance “achieved” was at target.

The final 2020 bonus amounts paid to our named executive officers were determined as a function of: (i) Valero’s performance as measured against the financial, operational, and strategic execution goals; and (ii) the Committee’s assessment of the named executive officers’ individual performance in 2020.

The following table summarizes the 2020 bonus amounts paid to our named executive officers:

	Gorder	Fraser	Riggs	Simmons	Thomas
Base Salary (1)	$1,800,000	$750,000	$940,000	$680,000	$643,000
Bonus Target Percentage (2)	160%	100%	110%	100%	80%
Bonus Target Amount (3)	$2,880,000	$750,000	$1,034,000	$680,000	$514,400
Bonus Percentage Achieved (4)	97.38%	97.38%	97.38%	97.38%	97.38%
Earned Target Incentive Bonus (5)	$2,804,544	$730,350	$1,006,909	$662,184	$500,923
Bonus Amount Paid (6)	$2,804,544	$730,350	$1,006,909	$662,184	$500,923

Footnotes:

(1)	Base salary is the officer’s base salary at December 31, 2020.

(2)	Bonus target as a percentage of base salary.

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COMPENSATION DISCUSSION AND ANALYSIS

Footnotes (cont.):

(3)	Determined by multiplying “Bonus target percentage” times “Base salary.”

(4)	Valero’s performance score for “Bonus percentage achieved” was 97.38% based on results of the Annual Incentive Bonus Performance Goals detailed in the previous table.

(5)	Determined by multiplying “Bonus target amount” times “Bonus percentage achieved.”

(6)

As disclosed in the Summary Compensation Table. The actual amount paid was determined based on: (i) Valero’s performance as measured against financial, operational, and strategic goals, and (ii) the Committee’s assessment of the named executive officers’ individual performance in 2020. Ms. Titzman is not included in the table because she was not awarded a bonus amount due to her retirement effective Aug. 1, 2020.

LONG-TERM INCENTIVE AWARDS

We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plan. The plan provides for a variety of stock and stock-based awards, including restricted stock which vests over a period (at least three years) determined by the Compensation Committee, and performance shares that vest (become non-forfeitable) contingent upon Valero’s achievement of objective performance goals. Annual long-term incentive awards were granted to named executive officers in February 2020 under the 2011 Omnibus Stock Incentive Plan. In April 2020, our stockholders approved the 2020 Omnibus Stock Incentive Plan, from which subsequent 2020 awards were granted.

For 2020, the mix of long-term incentives awarded to our named executive officers was split evenly, on a share value basis, between grants of restricted stock and awards of performance shares. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through restricted shares, and the relative performance objectives underscored by the relative TSR performance shares (which also have an absolute return-based performance measure), is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of members in the Performance Peer Group listed above under the caption “Administration of Executive Compensation Programs—Benchmarking Data—Performance Peer Group.”

For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer.

Performance Shares

For 2020, performance share targets represent 50 percent of each executive officer’s long-term incentive target on a share value basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of (i) TSR objectives (measured in relation to the TSR of our peers), and (ii) competitive returns as measured through return on invested capital (ROIC). Shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to potential forfeiture if an executive terminates his or her employment prior to vesting. The performance shares awarded in 2020 are subject to vesting in three increments, with criteria segmented such that 75% of the target award will be measured against Valero’s relative TSR performance versus a peer group, and the remaining 25% measured against Valero’s ROIC versus a target performance measure.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 Performance Shares

Performance Components and Weighting

TSR Metric. Our relative TSR performance is compared to our peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the final 15 trading days of December at the beginning and end of the performance periods, including dividends (except for the XLE index, for which the change in the index price across the designated performance periods will be measured as TSR). At the end of each performance period, our TSR for the period is compared to the TSR of our performance peer group.

The number of common shares earned is calculated based on Valero’s TSR performance versus the peers’ TSR. If Valero’s relative TSR ranking equals the median of the peer group, 100% of the target shares are earned; if Valero ranks in the first or second position among the peers, 200% of the target shares will be earned; if Valero ranks in the last or second-to-last position among the peers, 0% of the target shares will be earned. TSR performance ranking between the second and second-to-last positions will result in payouts determined by straight-line interpolation (unless Valero’s TSR rank equals the median in which case 100% of the target shares will be earned). The shares earned based on Valero’s TSR performance are then multiplied by 75% (application of weighting), which results in a relative TSR sub-total of common shares earned (see results calculation example below).

ROIC Metric. Our ROIC performance is measured against a target, with target performance representing returns that exceed Valero’s weighted average cost of capital. Valero’s trailing three-year average ROIC will be determined at the end of each performance period with performance periods ending at the conclusion of the calendar year for each of the first, second, and third years following the grant. The number of common shares earned is calculated based on Valero’s trailing three-year average ROIC versus the performance scale approved by the Compensation Committee. The shares thus earned are then multiplied by 25% (application of weighting), which results in a ROIC sub-total of common shares earned (see results calculation example below). The following ROIC performance scale was approved by the Compensation Committee for the first tranche (performance period ending December 31, 2020) of the performance shares awarded in 2020. Straight-line interpolation is used to determine shares for ROIC performance between the defined payout levels.

	3-yr Avg. ROIC	Payout
Maximum	10.750%	200.0%
	10.125%	150.0%
Target	9.500%	100.0%
	8.500%	50.0%
	7.500%	0.0%

The total shares earned represents the sum of the TSR and ROIC sub-totals of common shares earned, respectively.

Additional shares of Common Stock may be earned based on the accumulated value of dividends paid on Valero’s Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the aggregated common shares earned (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the

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COMPENSATION DISCUSSION AND ANALYSIS

performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock. The value of the dividends credited to the outstanding performance shares is paid to participants only to the extent that the underlying performance shares earn shares of Common Stock, based on Valero’s TSR and ROIC performance, and is paid (in shares of Common Stock) only when the underlying performance shares vest (see results calculation example below).

Example Calculation of Performance Shares Results

Target Performance Shares Granted: 2,500

Upon vesting, officers can designate up to 50% of the after-tax vested shares of Common Stock to be delivered in cash. If a cash payment is elected, the total number of after-tax shares to be delivered is multiplied by the fair market value of the Common Stock on the performance shares’ vesting date, and the product is multiplied by the cash payment election percentage designated by the award recipient. The resulting amount is paid in cash, with the remainder paid in shares of Common Stock.

As shown in the following tables, the vesting outcomes for Valero’s previously granted and outstanding Performance Shares which had performance periods ending on December 31, 2020 effectively demonstrates the alignment of Valero’s long-term incentive program to the interests of Valero’s stockholders. The first table reflects the outcomes for performance shares grants which are vesting based only on relative TSR performance, which was the performance shares design approach used prior to 2020. The second table reflects the outcome for the first tranche of the 2020 performance shares grant with the design approach described previously in this section.

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
2017 (final of 3 segments)	3 of 11	175.0%
2018 (2nd of 3 segments)	2 of 11	200.0%
2019 (1st of 3 segments)	6 of 11	100.0%

Performance Shares Grant (Year & Segment)	Final Percentile TSR Ranking versus Peers	3-Yr Avg ROIC	Weighting	Vesting Percentage of Target (Target = 100%) (Range of 0% to 200%)
	6 of 11		75%	100.0%
2020 (1st of 3 Segments)		6.86%	25%	00.0%
Final Vesting Percentage of Target:				75.00%

For Performance Shares granted in February 2021, an Energy Transition performance measure was added to the formula for determining how many shares of Common Stock may be earned upon the vesting of the Performance Shares. The Energy Transition performance measure is described in Compensation Discussion and Analysis above under the caption, “Dialogue with Stockholders.”

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COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock

Restricted stock targets represent the remaining 50 percent of each executive officer’s long-term incentive target on a share value basis. Restricted stock is subject to forfeiture if an executive terminates his or her employment prior to vesting (other than upon retirement and other than following a permitted voluntary termination following a change in control). Dividends are paid on shares of restricted stock as and when dividends are declared and paid on Valero’s outstanding common stock.

Our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance shares and the equity alignment and retentive qualities of restricted shares. This mix also generally aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

The Compensation Committee considers and grants long-term incentive awards to our officers and certain other employees annually; grants were made previously during the fourth quarter in conjunction with the last regularly scheduled meeting of the Compensation Committee for the year. Beginning in 2020, long-term incentive awards to our officers are granted annually during the first quarter of the year in order to better align annual pay decisions and awards across salary, target bonus, and long-term incentives, and to align with competitive practices.

Long-Term Incentive Agreement with Mr. Riggs. On Nov. 2, 2019, Mr. Riggs’s operations responsibilities were expanded to oversee not only refining operations but also Valero’s mid-stream and renewable fuels operations. In order to reward Mr. Riggs for his expanded role, and also to help ensure continued retention over the coming years, the Compensation Committee approved restricted share awards to Mr. Riggs in 2019. The long-term incentive package awarded to Mr. Riggs in 2019 was valued at $5 million and comprises three grants of restricted shares scheduled to vest over a three-year period. In addition to appropriately rewarding Mr. Riggs for his expanded role, the long-term incentive agreement is intended to incentivize excellent performance and to ensure the retention of critical talent.

The first grant (valued at $1 million) was awarded in December 2019, and is included in the disclosures for the Summary Compensation Table of this proxy statement for 2019. The second grant of 27,194 restricted shares (valued at $2 million at grant) was made on February 26, 2020, and is included in the disclosures for 2020 in the Summary Compensation Table and Grants of Plan-Based Awards table. The third grant (26,850 restricted shares, valued at $2 million at grant) was made on February 23, 2021.

The target pay mix and other descriptions of Mr. Riggs’s annual compensation included in this Compensation Discussion and Analysis excludes the values and terms specific to the long-term incentive agreement described above. The long-term incentive agreement pertains to an award that is specifically targeted at the retention of Mr. Riggs throughout the covered period and is not an integral part of his regular, annual compensation program.

PERQUISITES AND OTHER BENEFITS

Consistent with our goal of providing compensation and benefits that are aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, federal income tax preparation, home security protection, and an annual health examination, and are also eligible to receive an annual allowance for the purchase of specified health and welfare benefits, personal liability insurance coverage, excess long-term disability insurance coverage, and the accompaniment of Valero security personnel at certain public events. We also occasionally permit certain limited non-business use of Valero’s corporate facilities and corporate aircraft, including, for example, for travel to outside board meetings or for a spouse to accompany an officer on travel. Use of corporate aircraft is subject to our corporate aircraft policy and is reviewed annually by our chief compliance officer. Additionally, during certain corporate meetings and functions, we often provide certain items such as meals, entertainment and small gifts (such as travel bags and golf vests) that are not directly related to the business purpose of the meeting or function. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical coverage.

In determining the total compensation payable to our named executive officers, the Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled to or which they are awarded. We believe the benefit Valero receives from providing these perquisites significantly outweighs the cost of providing them. The Compensation Committee also periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices. For more information about these perquisites, including their reportable values based on the incremental costs to us, see the “All Other Compensation” column of the Summary Compensation Table and related footnotes.

48

COMPENSATION DISCUSSION AND ANALYSIS

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

POST-EMPLOYMENT BENEFITS

Pension Plans

We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan (SERP), which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among our peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans. These plans are further described in the disclosures under the caption “Executive Compensation—Post-Employment Compensation.”

Nonqualified Deferred Compensation Plans

Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered to align with competitive practices among our peers, and thereby support recruitment and retention of executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year. We have not made discretionary contributions to participants’ accounts, and currently we have no plans to do so.

All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits, if ever granted, will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Additional information about these plans and contributions made by Valero and each of our named executive officers under non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation—Nonqualified Deferred Compensation.”

Change of Control Severance Arrangements

We have change of control severance agreements with each of our named executive officers. The agreements are intended to assure the continued objectivity and availability of the officers in the event of any merger or acquisition that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation—Potential Payments upon Termination or Change of Control.”

2021 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

Accounting and Tax Treatment

ACCOUNTING TREATMENT

Compensation expense for our share-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the shorter of (i) the requisite service period of each award, or (ii) the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the vesting period established in the award. Specific components of our stock-based compensation programs are discussed in Note 15 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended Dec. 31, 2020.

TAX TREATMENT

Section 162(m) of the Internal Revenue Code of 1986 generally limits the deductibility of compensation paid to certain top executives to $1 million. In previous years, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable regulations. However, the enactment of the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements.

We believe that outstanding stock options, as well as performance shares granted in 2017, continue to qualify as performance-based compensation under the grandfather rules provided under the Tax Cuts and Jobs Act of 2017. Grants of restricted stock that are not subject to specific quantitative performance measures, and that were awarded in 2017 and earlier years, will likely not qualify as performance-based compensation under the Section 162(m) grandfather rules, and in such event, would be subject to Section 162(m) deduction restrictions.

Prospectively, for pay vehicles granted and earned in 2020 and beyond, the Tax Cuts and Jobs Acts of 2017 eliminated the deductibility of most components of pay to certain top executives to the extent that such pay exceeds $1 million in a year. Consistent with Valero’s historic approach to deductibility under former Section 162(m), the Compensation Committee will continue to exercise flexibility and discretion in determining whether any given form of pay should be designed and administered to qualify for full deductibility.

Compensation-Related Policies

POLICY ON VESTING OF PERFORMANCE SHARES UPON CHANGE OF CONTROL OF VALERO

Our Board has adopted a policy regarding the vesting of performance shares upon a change of control of Valero. The policy provides that performance shares granted to participants in Valero’s equity incentive plans will not vest automatically upon the date of a change of control (as defined in the applicable plan) of Valero. The policy further provides that in making awards of performance shares to participants, the Compensation Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine. The policy is available on our website at www.valero.com > Investors > ESG > Corporate Governance Documents > Governance Policies.

EXECUTIVE COMPENSATION CLAWBACK POLICY

Under our executive compensation clawback policy, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The policy is available on our website at www.valero.com > Investors > ESG > Corporate Governance Documents > Governance Policies.

50

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION CONSULTANT DISCLOSURE POLICY

Per the terms of our compensation consultant disclosure policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The policy is available on our website at www.valero.com > Investors > ESG > Corporate Governance Documents > Governance Policies.

STOCK OWNERSHIP GUIDELINES

We have adopted stock ownership guidelines applicable to our officers and non-employee directors. The guidelines require that non-employee directors acquire and hold during their service shares of Common Stock equal in value to at least five times their annual cash retainer. Our officers are required to meet the applicable guidelines stated below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary

Officers and non-employee directors have five years after becoming subject to the guidelines to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold.

PROHIBITION AGAINST HEDGING AND PLEDGING

Our policies prohibit our directors, officers, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. In addition, our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Compensation Committee. The full text of our guidelines is included in our Corporate Governance Guidelines (as Article IX), available on our website at www.valero.com > Investors > ESG > Corporate Governance Documents > Governance Documents.

INSIDER TRADING POLICY

Our Securities Trading Policy prohibits our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.

2021 PROXY STATEMENT	51

   COMPENSATION CONSULTANT DISCLOSURES

Our Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser, and is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other adviser retained by the Committee. Valero is obligated to provide appropriate funding for the Committee’s retention of a consultant, counsel, or adviser.

In 2020, the Committee retained Exequity LLP as an independent compensation consultant. The Committee directed Exequity to provide to the Committee objective expert analysis and independent advice regarding executive and director compensation. For the 2020 executive and director compensation services rendered to the Committee, Exequity earned professional fees of $259,184. Exequity did not provide other consulting services to the Committee, to Valero, or to any senior executives of Valero. Exequity is an independent adviser as determined under the SEC’s rules and the NYSE’s listing standards.

During 2020, Exequity’s executive and director compensation consulting services included:

•	assistance with establishing our overall executive compensation philosophy in light of our business strategies;
•	assistance with selecting peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;
•	assessment of competitive pay for our executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;
•	assessment of, and recommendations for, our annual incentive bonus program;
•

assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including (i) the design of an appropriate mix of equity incentive vehicles, (ii) determination of performance measures and measurement techniques, and (iii) determination of competitive equity grant guidelines consistent with our overall pay philosophy;

•	assistance with implementation of the 2020 Omnibus Stock Incentive Plan;
•	updates on trends and developments in executive compensation, new regulatory issues, and best practices;
•	assessment of competitive pay for our directors; and
•	assistance with proxy statement disclosures.

52

   EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding our equity compensation plans as of December 31, 2020.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c)(2)
Approved by stockholders:
2020 Omnibus Stock Incentive Plan	36,300	(3)	—	14,787,213
2011 Omnibus Stock Incentive Plan	854,709	(4)	34.94	—
Not approved by stockholders:
none	—		—	—
Total	891,009		34.94	14,787,213

Footnotes:

(1)

With respect to the 2020 Omnibus Stock Incentive Plan (2020 OSIP), the weighted-average exercise price cannot be calculated because all of the outstanding awards under the plan are performance shares and stock units, neither of which has an exercise price. For the 2011 Omnibus Stock Incentive Plan (2011 OSIP), the amount stated in column (b) represents the weighted average price of outstanding stock options; the amount stated does not include performance shares and stock units because they do not have an exercise price.

(2)

On April 30, 2020, our stockholders approved our 2020 OSIP and, as a result, effective as of such date no further awards will be made under our 2011 OSIP. Securities available for future issuance under the 2020 OSIP can be issued in various forms, including but not limited to restricted stock, performance shares, stock unit awards, and stock options. The total number of securities remaining available for issuance under the 2020 OSIP as of December 31, 2020, includes 48,650 shares of common stock previously subject to awards under the 2011 OSIP that, between April 30, 2020, and December 31, 2020, were forfeited, terminated, canceled or rescinded, settled in cash in lieu of common stock, exchanged for awards not involving common stock, or expired unexercised.

(3)

Represents the gross number of shares of common stock subject to awards under the 2020 OSIP outstanding as of December 31, 2020, which consists of 36,300 shares of common stock associated with outstanding stock units.

(4)

Represents the gross number of shares of common stock subject to awards under the 2011 OSIP outstanding as of December 31, 2020, including 487,180 shares of common stock associated with outstanding performance shares at target; 18,067 shares of common stock associated with outstanding stock units; and 349,462 shares of common stock associated with outstanding stock options.

Our equity plans are described further in Note 15 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2020, included in Valero’s Annual Report on Form 10-K.

2021 PROXY STATEMENT	53

   EXECUTIVE COMPENSATION

The following tables disclose compensation paid to or earned by our named executive officers for 2020. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables.

Summary Compensation Table

This table summarizes the compensation paid to our named executive officers for fiscal years 2020, 2019, and 2018. The elements of compensation listed in the table are described in the Compensation Discussion and Analysis section of this proxy statement and in the table’s footnotes. The officers’ titles listed below are their current titles.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)	Total Excluding Change in Pension Value ($)(7)
Joseph W. Gorder, Chairman of the Board and CEO	2020	1,800,000	8,985,826	2,804,544	5,896,732	435,315	19,922,417	14,025,685
	2019	1,745,000	14,485,699	4,100,000	7,484,813	384,999	28,200,511	20,715,698
	2018	1,660,000	10,931,251	4,625,000	1,353,779	235,039	18,805,069	17,451,290
Jason W. Fraser, EVP and Chief Financial Officer	2020	723,117	2,036,280	730,350	1,311,390	107,515	4,908,652	3,597,262
	2019	600,000	2,280,836	700,000	1,811,402	120,288	5,512,526	3,701,124
	(8)
R. Lane Riggs, President and Chief Operating Officer	2020	940,000	5,094,316	1,006,909	2,027,167	116,733	9,185,125	7,157,958
	2019	840,000	4,792,892	1,250,000	4,245,462	121,662	11,250,016	7,004,554
	2018	800,000	2,200,997	1,110,000	—	114,001	4,224,998	4,224,998
Gary K. Simmons, EVP and Chief Commercial Officer	2020	680,000	1,618,614	662,184	1,371,059	112,244	4,444,101	3,073,042
	2019	650,000	1,787,833	625,000	2,535,277	191,518	5,789,628	3,254,351
	2018	625,000	1,174,051	705,000	—	98,965	2,603,016	2,603,016
Cheryl L. Thomas, SVP and Chief Technology Officer	2020	606,250	1,172,125	500,923	1,117,343	85,221	3,481,862	2,364,519
	(9)
	(9)
Donna M. Titzman, Retired EVP and CFO	2020	452,083	1,762,307	—	694,057	5,307,396	8,215,843	7,521,786
	2019	725,000	2,685,278	842,000	3,573,309	92,015	7,917,602	4,344,293
	2018	641,667	1,508,905	840,000	382,570	81,510	3,454,652	3,072,082

Footnotes to Summary Compensation Table:

(1)	The persons listed in this table are Valero’s “named executive officers” (NEOs) per Item 402(a)(3) of Regulation S-K.

(2)

The amount shown is the “grant date fair value” of stock awards (restricted stock and performance shares) computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation (FASB ASC Topic 718). The grant date fair values disclosed above are different than the target value of stock awards for each NEO due to reasons more fully described in Compensation Discussion and Analysis and below in this footnote. The target values of stock awards for the NEOs were: Mr. Gorder ($11,340,000), Mr. Fraser ($2,631,250), Mr. Riggs ($4,023,200), Mr. Simmons ($2,210,000), Ms. Thomas ($1,364,063), and Ms. Titzman ($2,906,250). The final value realized by each named executive officer will be determined at a later date upon award vesting. Total target pay for our NEOs is described more fully in “Compensation Discussion and Analysis—Alignment of Executive Pay to Company Performance—Elements of Executive Compensation—Target Total Pay.”

The grant date fair values disclosed under FASB ASC Topic 718 for our performance share awards include the values of certain tranches of unvested performance shares that were awarded in years prior to the fiscal year shown in the table. The computations of grant date fair values for performance shares are more fully described in footnote (6) to the Grants of Plan-Based Awards table in this proxy statement. The highest level of possible performance conditions are disclosed in footnote (6) to the Grants of Plan-Based Awards table.

(footnote (2) continues on the following page)

54

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (cont.):

footnote (2) continued

The dollar values included in the “Stock Awards” column include the following components:

	Gorder	Fraser	Riggs	Simmons	Thomas	Titzman
Restricted Stock	5,054,174	1,297,708	3,894,627	1,003,186	738,920	1,297,375
Performance Shares	3,931,652	738,572	1,199,689	615,428	433,205	464,932
Total (in dollars)	8,985,826	2,036,280	5,094,316	1,618,614	1,172,125	1,762,307

For restricted stock awards, the disclosed grant date fair values are different than the target values for each officer due to the difference between (i) the stock price used to determine the number of restricted shares granted to achieve the target value (determined by using the average closing stock price for the 15 trading days ending the day before the grant) and (ii) the grant date fair value of the award as computed under FASB ASC Topic 718. The target values of restricted stock awards for 2020 were: Mr. Gorder ($5,670,000), Mr. Fraser ($1,406,250), Mr. Riggs ($2,011,600) (excludes the $2 million restricted stock award associated with Mr. Riggs’s Long-Term Incentive Agreement, as described in “Long-Term Incentive Awards—Restricted Stock—Long-Term Incentive Agreement with Mr. Riggs”), Mr. Simmons ($1,105,000), Ms. Thomas ($711,563), and Ms. Titzman ($1,453,125).

For performance shares, the grant date fair values disclosed represent the aggregated fair values of three tranches from three separate award years as required under FASB ASC Topic 718 (i.e., first tranche of 2020 award, second tranche of 2019 award, and third tranche of 2018 award). These are deemed to be three separate grants for determining fair value and each is deemed to have a grant date in 2020 per FASB ASC Topic 718. As further described in footnote (6) to the Grants of Plan-Based Awards table, the expected conversion rate (probable outcome) for each of these awards determines a unique fair value per share for each tranche. The expected conversion rates are 110.25% for the 2020 award, 140.63% for the 2019 award, and 170.48% for the 2018 award. The target values for the 2020 grants of performance shares to our NEOs were: Mr. Gorder ($5,670,000), Mr. Fraser ($1,225,000), Mr. Riggs ($2,011,600), Mr. Simmons ($1,105,000), Ms. Thomas ($652,500), and Ms. Titzman ($1,453,125)

(3)

Stock options were not granted to our named executive officers in 2020, 2019, or 2018. Additional information about the restricted stock and performance shares granted in 2020 is disclosed in the Grants of Plan-Based Awards table in this proxy statement. Additional information about restricted stock is disclosed in Note 15 (Stock-Based Compensation) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2020.

(4)	Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(5)

This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the NEOs. There are no above-market or preferential earnings on non-tax-qualified deferred compensation amounts included in the table presented above. The NEOs participate in the same pension and non-qualified deferred compensation plans as similarly situated Valero employees (senior-level Valero executive leadership). The narrative disclosures following the Pension Benefits table describe these plans and the present value assumptions used for these calculations. Additional information about Valero’s defined benefit plans is disclosed in Note 14 (Employee Benefit Plans) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2020.

Disclosures in the Summary Compensation Table for 2018 compensation show a zero value for Mr. Riggs and Mr. Simmons per Instruction 3 to Item 402(c)(2)(viii) of Regulation S-K. The actual aggregate changes in the actuarial present value of these officers’ accumulated benefits under their defined benefit and actuarial pension plans (including supplemental plans) were negative values. These negative values were: Mr. Riggs (-$35,467), Mr. Simmons (-$317,781).

(6)

Amounts listed as “All Other Compensation” for 2020 are composed of the following items. Any amount in excess of $10,000 (whether or not such amount may be deemed to be a perquisite or other personal benefit) is separately quantified.

For Mr. Gorder: Valero contributions to the officer’s Thrift Plan account ($19,950) • Valero contributions to the officer’s Excess Thrift Plan account ($106,050) • Valero-provided dollars for the purchase of health and welfare benefits ($27,969) • home security ($140,012) • gross up payment for home security imputed income ($90,840) • personal security protection • reimbursement of club membership dues • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions • personal use of corporate aircraft • personal use of corporate facilities • imputed income for tax return preparation and financial planning assistance ($12,622) • imputed income related to payment of UK income taxes for foreign sourced trailing income ($11,525) • gross up on foreign source trailing income for payment of taxes.

For Mr. Fraser: Valero contributions to the officer’s Thrift Plan account ($19,950) • Valero contributions to the officer’s Excess Thrift Plan account ($30,800) • Valero-provided dollars for the purchase of health and welfare benefits ($31,704) • home security • gross up payment for home security imputed income • personal security protection • reimbursement of club membership dues • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • personal use of corporate facilities • small gifts in connection with corporate meetings and functions • imputed income for tax return preparation and financial planning assistance • imputed income related to payment of UK income taxes for foreign sourced trailing income • gross up on foreign source trailing income for payment of taxes.

For Mr. Riggs: Valero contributions to the officer’s Thrift Plan account ($19,950) • Valero contributions to the officer’s Excess Thrift Plan account ($45,850) • Valero-provided dollars for the purchase of health and welfare benefits ($31,704) • home security • gross up payment for home security imputed income • reimbursement of club membership dues • medical concierge service • excess liability insurance • individual disability insurance • personal use of corporate facilities • small gifts in connection with corporate meetings and functions.

(footnote (6) continues on the following page)

2021 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (cont.):

footnote (6) continued

For Mr. Simmons: Valero contributions to the officer’s Thrift Plan account ($19,950) • Valero contributions to the officer’s Excess Thrift Plan account ($27,650) • Valero-provided dollars for the purchase of health and welfare benefits ($33,648) • home security • gross up payment for home security imputed income • reimbursement of club membership dues ($11,145) • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • personal use of corporate facilities • small gifts in connection with corporate meetings and functions.

For Ms. Thomas: Valero contributions to the officer’s Thrift Plan account ($19,950) • Valero contributions to the officer’s Excess Thrift Plan account ($22,488) • Valero-provided dollars for the purchase of health and welfare benefits ($26,085) • home security • gross up payment for home security imputed income • reimbursement of club membership dues • medical concierge service • excess liability insurance • individual disability insurance • small gifts in connection with corporate meetings and functions.

For Ms. Titzman: Valero contributions to the officer’s Thrift Plan account ($11,638) • Valero contributions to the officer’s Excess Thrift Plan account ($20,008) • Valero-provided dollars for the purchase of health and welfare benefits ($15,216) • executive physical exam and medical concierge service • excess liability insurance • individual disability insurance • accrued vacation payout ($89,420) • Excess Thrift Plan payout ($75,263) • insurance premium for retiree life insurance from group life plan (not split-dollar life insurance). In addition, on June 18, 2020, in connection with Ms. Titzman’s scheduled cessation of service as an officer of Valero, Ms. Titzman entered into an agreement with Valero providing for her continued service as Chief Financial Officer until July 15, 2020, and cooperation with the transition of the CFO role to Mr. Fraser through such date and during a limited period thereafter. In consideration for Ms. Titzman’s continued service and cooperation, upon the cessation of service with Valero in all capacities, Ms. Titzman was paid a lump sum cash payment in the amount of $5,087,320.

Overview of Valuation Methodology

Valero values the cost of the benefits above at the incremental cost to Valero of providing such benefits. The primary purpose of Valero’s facilities and corporate aircraft is for business and, as a result, the incremental costs associated with personal use of such items does not include fixed costs that do not change based on usage, including limited family accompaniment or use in connection with an executive’s business use. To the extent we do not incur any incremental costs, no additional compensation is included as part of the total compensation of our named executive officers. However, any incremental costs that we do incur and that are incidental to the business use of such items are included in such total. In the case of personal use of corporate aircraft (including for example, for travel to outside board meetings), the amount reported is the incremental cost of providing the benefit, which primarily includes fuel costs and airport costs as well as any incidental costs for the crew.

Valero did not provide any perquisites or personal benefits to the named executive officers in 2020 relating to the COVID-19 pandemic, such as new health-related or personal transportation benefits, that were not provided to all employees on a nondiscriminatory basis.

(7)

The values in this column represent the “Total” compensation for 2020 for each NEO when excluding the year-over-year changes to the present values of accumulated benefits under the pension and nonqualified deferred compensation plans, which can increase or decrease significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits).

The amounts reported in this column are calculated by subtracting the change in pension values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, from the amounts reported in the Total compensation column. The amounts reported in this column differ from, and are not substitutes for, the amounts reported in the Total compensation column.

(8)	Mr. Fraser was not a named executive officer for 2018.

(9)	Ms. Thomas was not a named executive officer for 2019 or 2018.

56

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table describes plan-based awards for our named executive officers in 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Joseph W. Gorder	n/a	(2)	—	2,880,000	5,760,000

	02/26/2020	(3)				n/a	68,720	n/a	5,054,174

	n/a	(5)					68,720

	02/26/2020	(6)					22,906	45,812	1,811,177

	10/28/2020	(6)					19,837	39,674	1,009,505

	10/28/2020	(6)					18,006	36,012	1,110,970

Jason W. Fraser	n/a	(2)	—	750,000	1,500,000

	02/26/2020	(3)				n/a	15,150	n/a	1,114,242

	07/15/2020	(3)				n/a	3,249	n/a	183,466

	n/a	(5)					15,150

	02/26/2020	(6)					5,050	10,100	399,304

	10/28/2020	(6)					4,060	8,120	206,613

	10/28/2020	(6)					2,150	4,300	132,655

R. Lane Riggs	n/a	(2)	—	1,034,000	2,068,000

	02/26/2020	(3)				n/a	25,760	n/a	1,894,580

	02/26/2020	(4)				n/a	27,194	n/a	2,000,047

	n/a	(5)					25,760

	02/26/2020	(6)					8,586	17,172	678,895

	10/28/2020	(6)					6,063	12,126	308,546

	10/28/2020	(6)					3,440	6,880	212,248

Gary K. Simmons	n/a	(2)	—	680,000	1,360,000

	02/26/2020	(3)				n/a	13,640	n/a	1,003,186

	n/a	(5)					13,640

	02/26/2020	(6)					4,546	9,092	359,452

	10/28/2020	(6)					2,707	5,414	137,759

	10/28/2020	(6)					1,916	3,832	118,217

Cheryl L. Thomas	n/a	(2)	—	514,400	1,028,800

	02/26/2020	(3)				n/a	8,030	n/a	590,585

	07/31/2020	(3)				n/a	2,660	n/a	148,335

	n/a	(5)					8,030

	02/26/2020	(6)					2,676	5,352	211,591

	10/28/2020	(6)					2,347	4,694	119,439

	10/28/2020	(6)					1,656	3,312	102,175

Donna M. Titzman (retired)	02/26/2020	(3)				n/a	17,640	n/a	1,297,375

	n/a	(5)					17,640

	02/26/2020	(6)					5,880	11,760	464,932

2021 PROXY STATEMENT	57

EXECUTIVE COMPENSATION

Footnotes to Grants of Plan-Based Awards table:

(1)

The reported grant date fair value of stock awards is determined in compliance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Stock options were not granted to our named executive officers in 2020.

(2)

Represents potential awards under our annual incentive bonus program. Actual amounts earned by our NEOs for 2020 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The target amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 160%, 100%, 110%, 100%, and 80% for Mr. Gorder, Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas, respectively. Ms. Titzman retired effective Aug. 1, 2020, and was therefore not eligible for this award.

(3)

Represents restricted stock grants under our 2011 OSIP (with respect to the Feb. 2020 grants) and our 2020 OSIP (with respect to the July 2020 grants). Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock. For each NEO, the dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table. The July 2020 grants to Mr. Fraser and Ms. Thomas represent mid-year promotion grants. Restricted shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments, except for the July 2020 grant to Ms. Thomas, which is scheduled to vest in full by July 2021. The restricted shares listed for Ms. Titzman vested in full on Aug. 1, 2020, the effective date of her retirement. Restricted stock awards are more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Restricted Stock.”

(4)

Represents a restricted stock grant to Mr. Riggs on Feb. 26, 2020. The shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments. The grant was made pursuant to a long-term incentive agreement with Mr. Riggs. The agreement is described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Restricted Stock—Long-Term Incentive Agreement with Mr. Riggs.” The dollar amount stated in the column “Grant Date Fair Value of Stock and Option Awards” is included within the amount listed in the “Stock Awards” column of the Summary Compensation Table.

(5)

Represents the number of performance shares awarded under our 2011 OSIP to our NEOs on Feb. 26, 2020 under our long-term incentive awards program described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.” Per the awards’ terms, on a normal vesting date officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Compensation Committee.

The performance shares vest annually in one-third increments (tranches). The first tranche of performance shares vested in January 2021, and the remaining two tranches are scheduled to vest annually in January 2022 and January 2023, with any resulting payout at those times conditioned upon Valero’s performance during the pertinent performance periods. Only the first tranche of these performance shares is deemed to have a “grant date” in 2020, as explained in footnote (6) below. Our disclosures referenced by footnote (5) are for information purposes only, and tie to the disclosures made by our NEOs in 2020 on Forms 4 in compliance with Section 16 of the Exchange Act. Our disclosures in footnote (6) below are intended to comply with the requirements of Item 402 of Regulation S-K with respect to “grants” of performance shares.

(6)

Item 402(d)(2)(viii) of Regulation S-K requires us to disclose the “grant date fair value” of equity awards “computed in accordance with FASB ASC Topic 718” (Topic 718). Our performance shares are awarded in three tranches, with the tranches having measurement periods (the performance period) of differing lengths. The first tranche of an award has a performance period of 12 months, the second tranche of an award has a performance period of 24 months, and the third tranche of an award has a performance period of 36 months.

The amounts referenced by footnote (6) in the Grants of Plan-Based Awards table above represent three tranches from three separate award years—namely, the first tranche of performance shares awarded in 2020 (awarded on Feb. 26, 2020), the second tranche of performance shares awarded in 2019 (awarded on Oct. 30, 2019), and the third tranche of performance shares awarded in 2018 (awarded on Oct. 31, 2018). Under Topic 718, each of these tranches is deemed to be a separate “grant” for fair value purposes, and each is deemed to have a “grant date” in 2020, that is, the dates when the Compensation Committee approved the peer group of companies for these tranches. The dollar amounts included in the table represent the grant date fair values from the three tranches that are deemed to have a grant date in 2020.

For each NEO, the sum of the dollar amounts stated in the Grants of Plan-Based Awards table’s column entitled “Grant Date Fair Value of Stock and Option Awards” is also included in the “Stock Awards” column of the Summary Compensation Table.

(footnote (6) continues on the following page)

58

EXECUTIVE COMPENSATION

Footnotes to Grants of Plan-Based Awards table (cont.):

footnote (6) continued

The grant date fair values and the highest level of performance values for the performance shares included in the Grants of Plan-Based Awards table are summarized in the following table.

	performance shares deemed (under Topic 718) to have a grant date in 2020		grant date fair value ($)	lowest possible performance ($)	highest level of performance ($)
Gorder	1st tranche of 2020 award	22,906	1,811,177	0	3,622,354
	2nd tranche of 2019 award	19,837	1,009,505	0	2,019,010
	3rd tranche of 2018 award	18,006	1,110,970	0	2,221,940
	total 2020 grant date fair value		3,931,652	0	7,863,304
Fraser	1st tranche of 2020 award	5,050	399,304	0	798,608
	2nd tranche of 2019 award	4,060	206,613	0	413,226
	3rd tranche of 2018 award	2,150	132,655	0	265,310
	total 2020 grant date fair value		738,572	0	1,477,144
Riggs	1st tranche of 2020 award	8,586	678,895	0	1,357,790
	2nd tranche of 2019 award	6,063	308,546	0	617,092
	3rd tranche of 2018 award	3,440	212,248	0	424,496
	total 2020 grant date fair value		1,199,689	0	2,399,378
Simmons	1st tranche of 2020 award	4,546	359,452	0	718,904
	2nd tranche of 2019 award	2,707	137,759	0	275,518
	3rd tranche of 2018 award	1,916	118,217	0	236,434
	total 2020 grant date fair value		615,428	0	1,230,856
Thomas	1st tranche of 2020 award	2,676	211,591	0	423,182
	2nd tranche of 2019 award	2,347	119,439	0	238,878
	3rd tranche of 2018 award	1,656	102,175	0	204,350
	total 2020 grant date fair value		433,205	0	866,410
Titzman	1st tranche of 2020 award	5,880	464,932	0	929,864
	total 2020 grant date fair value		464,932	0	929,864

2020 Award. For performance shares awarded on Feb. 26, 2020, the grant date (per Topic 718) for the first tranche is deemed to have occurred in 2020. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 110.25% with a fair value per share of $79.07. The fair values of the second and third tranches will be determined on their respective Topic 718 grant dates.

2019 Award. For performance shares awarded on Oct. 30, 2019, the grant date (per Topic 718) for the second tranche is deemed to have occurred in 2020. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 140.63% with a fair value per share of $50.89. The fair values of the third tranche will be determined on its Topic 718 grant date.

2018 Award. For performance shares awarded on Oct. 31, 2018, the grant date (per Topic 718) for the third tranche is deemed to have occurred in 2020. The performance shares in this tranche were deemed to have an expected conversion rate (probable outcome) of 170.48% and fair value per share of $61.70.

All Awards. For all awards, the “highest level of performance” values listed above assume achievement of the highest level of possible performance conditions (that is, vesting at 200%) per Regulation S-K, Instruction 3 to Item 402(c)(2)(v).

2021 PROXY STATEMENT	59

EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2020

This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of Dec. 31, 2020.

	Option Awards				Stock Awards
					Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Joseph W. Gorder	26,750	—	24.582	10/28/2021	10,922	(3)	617,858	23,766	(10)	2,352,775

	37,567	—	27.318	11/09/2022	24,062	(4)	1,361,187	36,013	(11)	4,074,511

	31,770	—	39.665	11/08/2023	41,678	(5)	2,357,724	59,510	(12)	3,366,481

	43,810	—	48.565	10/23/2024				68,720	(13)	3,563,542

Jason W. Fraser	—	—	—		2,150	(3)	121,626	1,833	(10)	181,462

					411	(6)	23,250	4,300	(11)	486,502

					8,120	(4)	459,348	12,180	(12)	689,023

					15,150	(5)	857,036	15,150	(13)	785,616

					3,249	(8)	183,796

R. Lane Riggs	2,667	—	48.565	10/23/2024	2,086	(3)	118,005	5,213	(10)	516,074

					7,355	(4)	416,072	6,880	(11)	778,403

					42,817	(5)	2,422,158	18,190	(12)	1,029,008

					7,032	(7)	397,800	25,760	(13)	1,335,816

Gary K. Simmons	1,750	—	48.565	10/23/2024	1,661	(3)	93,963	2,546	(10)	252,048

					3,284	(4)	185,776	3,833	(11)	433,666

					8,272	(5)	467,947	8,120	(12)	459,348

								13,640	(13)	707,323

Cheryl L. Thomas	—	—	—	—	1,005	(3)	56,853	1,916	(10)	189,679

					2,847	(4)	161,055	3,313	(11)	374,833

					4,870	(5)	275,496	7,040	(12)	398,253

					2,660	(9)	150,476	8,030	(13)	416,412

Donna M. Titzman	6,398	—	27.318	11/09/2022	—		—	—		—

	5,860	—	39.665	11/08/2023

	4,365	—	48.565	10/23/2024

60

EXECUTIVE COMPENSATION

Footnotes to Outstanding Equity Awards table:

(1)	Our equity plans provide that the exercise price for all stock options must not be less than the mean of our Common Stock’s high and low NYSE reported sales price per share on the date of grant.

(2)

The assumed market values were determined using the closing market price of our Common Stock on Dec. 31, 2020 ($56.57 per share). For a further discussion of the vesting of performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares.”

(3)	The unvested portion of this award is scheduled to vest on Oct. 31, 2021.

(4)	The unvested portion of this award is scheduled to vest in equal installments on Oct. 30, 2021 and Oct. 30, 2022.

(5)	One-third of these shares vested on Feb. 26, 2021; the remaining two-thirds are scheduled to vest in equal installments on Feb. 26, 2022 and Feb. 26, 2023.

(6)	The unvested portion of this award is scheduled to vest on May 3, 2021.

(7)	The unvested portion of this award is scheduled to vest in equal installments on Dec. 18, 2021 and Dec. 18, 2022.

(8)	The unvested portion of this award is scheduled to vest in equal installments on July 15, 2021; July 15, 2022; and July 15, 2023.

(9)	Of the shares listed as outstanding at year-end, 40% vested on Jan. 31, 2021, and the remaining 60% is scheduled to vest on July 31, 2021.

(10)

These performance shares vested on Jan. 26, 2021 at 175% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 175% (actual payout) of the performance shares at the closing price of our Common Stock on Dec. 31, 2020 ($56.57 per share).

(11)

One-half of these performance shares vested on Jan. 26, 2021 at 200% of target; the other half is scheduled to vest in January 2022. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 200% (maximum payout) of the performance shares at the closing price of our Common Stock on Dec. 31, 2020 ($56.57 per share).

(12)

One-third of these performance shares vested on Jan. 26, 2021 at 100% of target; an additional one-third is scheduled to vest in January 2022, and the final one-third is scheduled to vest in January 2023. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% (target payout) of the performance shares at the closing price of our Common Stock on Dec. 31, 2020 ($56.57 per share).

(13)

One-third of these performance shares vested on Jan. 26, 2021 at 75% of target; an additional one-third is scheduled to vest in January 2022, and the final one-third is scheduled to vest in January 2023. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested on Jan. 26, 2021, the market value of 75% (actual payout) of the performance shares at the closing price of our Common Stock on Dec. 31, 2020 ($56.57 per share), and for the remaining two-thirds, the market value of 100% (target) of the closing price of our Common Stock on Dec. 31, 2020.

2021 PROXY STATEMENT	61

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table provides information regarding (i) stock option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2020 on an aggregated basis.

	Option Awards		Stock Awards (1)

Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(4)

Joseph W. Gorder	—	—

(5)			36,747	1,427,725

(6)			141,069	12,463,446

Jason W. Fraser	—	—

(5)			8,455	335,227

(6)			11,833	1,045,446

R. Lane Riggs	—	—

(5)			18,233	764,352

(6)			29,788	2,631,770

Gary K. Simmons	—	—

(5)			5,469	212,726

(6)			15,283	1,350,253

Cheryl L. Thomas	—	—

(5)			3,540	137,119

(6)			12,110	1,069,919

Donna M. Titzman	—	—

(5)			25,456	1,395,051

(6)			16,357	1,445,141

Footnotes to Option Exercises and Stock Vested table:

(1)	Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2020.

(2)

Represents the gross number of shares received by the named executive officer before deducting any shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.

(3)

The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date. The value is stated before payment of applicable taxes.

(5)	Represents number of shares of Common Stock and value related to vesting of restricted stock.

(6)	Represents number of shares of Common Stock and value related to vesting of performance shares.

62

EXECUTIVE COMPENSATION

Post-Employment Compensation

PENSION BENEFITS

The following table describes the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during 2020.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)

Joseph W. Gorder (2)	Pension Plan	30.17	1,348,882	—

	Excess Pension Plan	18.67	9,991,116	—

	SERP	18.67	21,908,187	—

Jason W. Fraser	Pension Plan	21.96	884,056	—

	Excess Pension Plan	21.96	1,000,557	—

	SERP	21.96	3,643,570	—

R. Lane Riggs	Pension Plan	31.92	1,500,516	—

	Excess Pension Plan	31.92	4,204,730	—

	SERP	31.92	8,195,515	—

Gary K. Simmons	Pension Plan	33.52	1,644,436	—

	Excess Pension Plan	33.52	3,723,205	—

	SERP	33.52	4,773,904	—

Cheryl L. Thomas	Pension Plan	36.50	1,978,722	—

	Excess Pension Plan	36.50	4,087,934	—

	SERP	36.50	3,828,343	—

Donna M. Titzman (3)	Pension Plan	33.92	2,080,170	61,724

	Excess Pension Plan	33.92	3,401,501	—

	SERP	33.92	5,171,800	—

Footnotes to Pension Benefits table:

(1)

The years of credited service for our NEOs include six years of service (7.5 years for Mr. Fraser) in our plans’ “Cash Balance Provision” starting on Jan. 1, 2015 (Mr. Fraser’s participation in the Cash Balance Provision commenced July 1, 2013). The remainder of the NEOs’ years of service is in the “Formula Provision” of our plans. The Formula Provision and the Cash Balance Provision are described in the narrative disclosures that follow this table.

(2)

The 30.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (18.67 years), and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan by the value of his lump sum settlement in 2001. In addition, Mr. Gorder has approximately three years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 18.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation since the date of his commencement of employment with Valero.

(3)

Ms. Titzman retired effective Aug. 1, 2020. Effective upon retirement, she ceased accruing benefits under the Pension Plan, Excess Pension Plan, and SERP. Upon retirement, she began receiving monthly payments from the Pension Plan. Her nonqualified benefits were paid to her in a lump-sum cash amount (minus applicable withholding for taxes) on Feb. 1, 2021.

The present values stated above were calculated using the same interest rates and mortality tables we use for our financial reporting. Present values at Dec. 31, 2020 were determined using plan specific discount rates (2.80 percent for Pension Plan, 2.56 percent for Excess Pension Plan, 2.77 percent for SERP) and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the Pri-2012 mortality table projected generationally using scale MP-2020. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined using the minimum present value segment rates prescribed by the IRS in Notice 2020-87 and the mortality table prescribed by the IRS in Notice 2019-67 for distributions in 2021.

2021 PROXY STATEMENT	63

EXECUTIVE COMPENSATION

Pension Plan. Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments from the Formula Provision (defined below) that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Mr. Gorder, Mr. Riggs, Mr. Simmons, Ms. Thomas, and Ms. Titzman were eligible for early retirement benefits.

For employees hired prior to Jan. 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. This is known as the “Formula Provision.” Each of our named executive officers was hired prior to Jan. 1, 2010.

For employees hired on or after Jan. 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, age, eligible compensation, and pay credits. This is known as the “Cash Balance Provision.” After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service, age, and eligible compensation.

points (age and vesting service)	annual pay credit percentage
under 35	6.0% of eligible pay
35–49	7.5% of eligible pay
50–64	9.0% of eligible pay
65–79	10.5% of eligible pay
80+	12.0% of eligible pay

In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year U.S. treasury note rate with a minimum of 3 percent.

In 2013, we began to implement changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees. Benefits under our primary pension plan changed from a final average pay formula (the Formula Provision) to the Cash Balance Provision with staged effective dates from July 1, 2013 through Jan. 1, 2015, depending on the age and service of the affected employees. All final average pay benefits under the Formula Provision were frozen as of Dec. 31, 2014. On July 1, 2013 or Jan. 1, 2015 (as applicable), participants formerly under the Formula Provision in the Pension Plan transitioned to the Cash Balance Provision, with all future Pension Plan benefits to be earned under the new cash balance formula.

Excess Pension Plan. Our Excess Pension Plan provides benefits to those employees whose pension benefits under our defined benefit Pension Plan are subject to limitations under the Internal Revenue Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA.

Subject to other terms of the Excess Pension Plan, the benefit payable under the plan in the Formula Provision is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the Excess Pension Plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. The benefit payable under the Excess Pension Plan in the Cash Balance Provision is generally an amount equal to “x” minus “y”, where “x” is equal to the accumulated account balance that the participant would be entitled to receive without regard to the limitations, and “y” is equal to the participant’s accumulated account balance that is payable under the Pension Plan. The Excess Pension Plan benefit is made in a lump sum (minus applicable withholding for taxes). A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.

Supplemental Executive Retirement Plan (SERP). An officer will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee meeting for inclusion as a SERP participant. The SERP provides a benefit equal to 1.6 percent of eligible pay plus 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit is calculated using all years of service (a participant’s service did not freeze when the Formula Benefit described above was frozen.) The SERP benefit is reduced by the amount of the participant’s qualified pension benefit. The SERP benefit is paid in a lump sum (minus applicable withholding for taxes). A participant in the SERP will vest upon death, disability, or retirement (age 55 with at least five years of service at separation).

64

EXECUTIVE COMPENSATION

Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. No extra years of credited service have been granted to any of our named executive officers.

Nonqualified Deferred Compensation

The following table describes contributions by Valero and each named executive officer under our nonqualified defined contribution and other deferred compensation plans during 2020. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph W. Gorder	Excess Thrift Plan	—	106,050	—	—	1,094,855

Jason W. Fraser	Excess Thrift Plan	—	30,800	—	—	123,207

R. Lane Riggs	Excess Thrift Plan	—	45,850	—	—	335,893

	UDS Nonqualified 401(k) Plan (2)	—	—	4,238	—	52,121

Gary K. Simmons	Excess Thrift Plan	—	27,650	—	—	246,443

	UDS Nonqualified 401(k) Plan (2)	—	—	48,519	—	173,395

Cheryl L. Thomas	Excess Thrift Plan	—	22,488	—	—	202,197

	UDS Nonqualified 401(k) Plan (2)	—	—	15,247	—	137,196

Donna M. Titzman	Excess Thrift Plan	—	20,008	—	75,263	485,095

Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are also included within the amounts reported as “All Other Compensation” for 2020 in the Summary Compensation Table.

(2)	Valero assumed the UDS Nonqualified 401(k) Plan when Valero acquired UDS in 2001. This plan is frozen.

Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.

Under the Deferred Compensation Plan (DC Plan), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least three years after the year of the deferral election. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination. Participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement or in one lump-sum payment or five-year installments upon other termination. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan balance in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all DC Plan accounts are immediately vested in full, and distributions are thereafter made in accordance with the plan’s normal distribution provisions. None of our named executive officers participated in the DC Plan in 2020.

The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. The Excess Thrift Plan is: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

The UDS Nonqualified 401(k) Plan offered benefits and had terms and conditions much like those of the Valero Excess Thrift Plan. The UDS plan has been frozen to any new participation since March 31, 2002.

2021 PROXY STATEMENT	65

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change of Control

CHANGE OF CONTROL SEVERANCE AGREEMENTS

Our executive officers have change of control severance agreements with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide that the officers’ terms of employment will not be changed materially during the three years following a change of control. Each agreement subjects the officer to certain obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his or her employment. The footnotes to the tables that accompany these disclosures further describe the terms and conditions of the agreements.

When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in change of control severance agreements of other publicly traded companies.

POLICY FEATURES

Our Board has adopted a policy regarding the vesting of performance shares in a change-of-control context. The policy provides that performance shares will not vest automatically upon the date of a change of control of Valero. Instead, the performance share agreements contain a double trigger feature, so that accelerated vesting of performance shares will not occur until the officer’s employment is terminated following a change of control. At that time, any unvested performance shares held by the officer will vest on a partial, pro rata basis, commensurate with the officer’s months of service during the applicable performance period.

Our change of control severance agreements do not contain tax gross-up benefits. In 2013, all agreements in effect at that time were amended to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Valero has adopted a policy that this benefit may not be included in any future change of control agreements.

TERMS AND CONDITIONS

For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	acquisition by an individual, entity, or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;
•	ouster from the Board of a majority of the incumbent directors;
•	consummation of a business combination (e.g., merger, share exchange).

In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:

•	a diminution in the executive officer’s position, authority, duties and responsibilities;
•	relocation of the executive (or increased travel requirements); or
•	failure of Valero’s successor to assume and perform under the agreement.

The following tables disclose potential payments (calculated per SEC regulations) to our named executive officers in connection with a change of control of Valero. If an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than accrued salary or vacation pay that was unpaid as of the date of termination; therefore, there is no presentation of termination for “cause” in the following tables. Values in the tables assume that a change of control occurred on Dec. 31, 2020, and that the officer’s employment was terminated on that date.

Mr. Gorder has a grandfathered form of agreement that was entered into in 2007. The form of agreement for Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas (entered into in 2016 and thereafter) represents the current form of agreement approved by our Compensation Committee. The current form of agreement requires termination of employment following a change of control (double trigger) for accelerated vesting of stock options and restricted stock (the grandfathered agreement for Mr. Gorder permits accelerated vesting of stock options and restricted stock upon occurrence of the change of control). All forms of agreement for our

66

EXECUTIVE COMPENSATION

NEOs require a double trigger for the acceleration of performance shares. Other differences in benefits payable under the grandfathered agreement and our current form of agreement are described in the footnotes to the following table.

Ms. Titzman is not presented in the following tables because her change of control severance agreement expired upon her retirement from Valero in 2020. Therefore, there are no amounts payable to Ms. Titzman upon a change of control of Valero.

Potential Payments Under Change of Control Severance Agreements

A.	Termination of Employment (i) by the Company other than
for “Cause” or (ii) by the Executive for “Good Reason” (1) ($)

Component of Payment	Gorder	Fraser	Riggs	Simmons	Thomas

Salary (2)	5,400,000	1,500,000	1,880,000	1,360,000	1,286,000

Bonus (2)	13,875,000	1,500,000	2,068,000	1,360,000	1,028,800

Pension, Excess Pension, and SERP	8,820,773	—	—	—	—

Contributions under Defined Contribution Plans	378,000	—	—	—	—

Health & Welfare Benefits (3)	927,945	63,408	63,408	67,296	52,170

Outplacement Services	25,000	25,000	25,000	25,000	25,000

Accelerated Vesting of Restricted Stock (4)	4,336,769	1,645,056	3,354,035	747,686	643,880

Accelerated Vesting of Performance Shares (5)	2,939,830	548,672	877,005	441,020	325,051

B.	Continued Employment Following Change of Control (6) ($)

Component of Payment	Gorder	Fraser	Riggs	Simmons	Thomas

Salary, Bonus, Pension, Excess Pension, SERP, Contributions under Defined Contribution Plans, Health & Welfare Benefits	(6)	(6)	(6)	(6)	(6)

Accelerated Vesting of Restricted Stock (4)	4,336,769	—	—	—	—

Footnotes for Potential Payments Under Change of Control Severance Agreements tables:

(1)

If the officer’s employment is terminated by the company other than for “cause,” or if the officer terminates his or her employment for “good reason,” the officer is generally entitled to receive the following:

(a)	a lump sum cash payment equal to the sum of:

(i)

accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officer’s bonus for the year of termination was paid at year-end);

(ii)	two times (three times for Mr. Gorder) the sum of (A) the officer’s annual base salary plus (B) the officer’s eligible bonus amount;

(iii)

for Mr. Gorder, the actuarial present value of the pension benefits (qualified and nonqualified) he would have received for an additional three years of service (Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas do not participate in this element of compensation); and

(iv)

for Mr. Gorder, the equivalent of three years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans (Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas do not participate in this element of compensation);

(b)	continued health and welfare benefits for two years (three years for Mr. Gorder); and

(c)	up to $25,000 of outplacement services.

If employment is terminated by reason of death or disability, the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement. In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.

If the officer voluntarily terminates employment other than for “good reason,” he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a prorated bonus amount earned per the terms of the agreement.

2021 PROXY STATEMENT	67

EXECUTIVE COMPENSATION

Footnotes for Potential Payments Under Change of Control Severance Agreements tables (cont.):

(2)

We assumed each officer’s compensation at the time of the triggering event to be as stated below. The listed salary is the executive officer’s rate of pay as of Dec. 31, 2020. The listed bonus amount for Mr. Gorder represents the highest bonus earned by him in any of fiscal years 2018, 2019, or 2020 (the three years prior to the assumed change of control). The listed bonus amounts for Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas represent the target bonus in effect prior to the assumed change of control.

Name	Salary	Bonus

Joseph W. Gorder	1,800,000	4,625,000

Jason W. Fraser	750,000	750,000

R. Lane Riggs	940,000	1,034,000

Gary K. Simmons	680,000	680,000

Cheryl L. Thomas	643,000	514,400

(3)	The executive is entitled to health and welfare benefits for two years (three years for Mr. Gorder) following the date of termination.

(4)

For Mr. Gorder, upon a change of control of Valero, the vesting periods on outstanding stock options and shares of restricted stock are automatically accelerated to the date of the change of control. For Mr. Fraser, Mr. Riggs, Mr. Simmons, and Ms. Thomas, the vesting periods on outstanding stock options and shares of restricted stock are accelerated following a change of control only upon the executive’s termination of employment (double trigger) so long as the termination is (i) other than for cause, in the case of involuntary termination, or (ii) for “good reason,” in the case of voluntary termination.

There are no values presented in the foregoing tables for accelerated vesting of stock options because all of the stock options held by our NEOs are fully vested.

For shares of restricted stock, the amounts stated in the table represent the product of (a) the number of shares for which vesting is accelerated, and (b) $56.57 (the closing price of Common Stock on the NYSE on Dec. 31, 2020).

(5)

Outstanding performance shares do not vest automatically upon a change of control of Valero. Instead, accelerated vesting of performance shares occurs when the executive’s employment with Valero is terminated following a change of control (double trigger). In that event, the unvested performance shares held by the officer will vest on a partial, pro rata basis on the date of the officer’s termination of employment. The amounts disclosed in the table assume that a change of control occurred Dec. 31, 2020.

For outstanding performance shares awarded in 2018, the amount included in the table represents a pro rata payout of common shares based upon the officer’s 24 months of service during the shortened performance period ending Dec. 31, 2020 (pro rata shares times $56.57, the closing price of Common Stock on the NYSE on Dec. 31, 2020), assuming a payout at 100%.

For outstanding performance shares awarded in 2019, the amount included in the table represents a pro rata payout of common shares based upon the officer’s 12 months of service during the shortened performance periods ending Dec. 31, 2020 (pro rata shares times $56.57), assuming a payout at 100%.

For outstanding performance shares awarded in 2020, the amount included in the table represents a pro rata payout of common shares based upon the officer’s 10 months of service during the shortened performance periods ending Dec. 31, 2020 (pro rata shares times $56.57), assuming a payout at 100%.

(6)

The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits per the terms in effect prior to the change of control. In addition, for Mr. Gorder, all outstanding stock options and shares of restricted stock will vest on the date of the change of control (see footnote (4) above).

68

   DIRECTOR COMPENSATION

This table summarizes compensation earned by our directors in 2020.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
H. Paulett Eberhart	130,000	200,049	330,049
Joseph W. Gorder	—	—	(2)
Kimberly S. Greene	130,000	200,049	330,049
Deborah P. Majoras	155,000	200,049	355,049
Eric D. Mullins	130,000	266,753	396,753
Donald L. Nickles	130,000	200,049	330,049
Philip J. Pfeiffer	130,000	200,049	330,049
Robert A. Profusek	165,000	200,049	365,049
Stephen M. Waters	130,000	200,049	330,049
Randall J. Weisenburger	155,000	200,049	355,049
Rayford Wilkins, Jr.	155,000	200,049	355,049

Footnotes to Director Compensation table:

(1)

The amounts shown represent the grant date fair value of stock unit awards granted in 2020, calculated in compliance with FASB ASC Topic 718. Valero did not grant stock options to any director in 2020. The following table presents for each non-employee director nominee the number of outstanding stock units as of Dec. 31, 2020. There are no outstanding stock options (vested or unvested) held by any of our non-employee directors.

Name	Outstanding Stock Units
H. Paulett Eberhart	5,794
Kimberly S. Greene	5,794
Deborah P. Majoras	5,794
Eric D. Mullins	4,385
Donald L. Nickles	5,794
Philip J. Pfeiffer	5,794
Robert A. Profusek	5,794
Stephen M. Waters	3,630
Randall J. Weisenburger	5,794
Rayford Wilkins, Jr.	5,794

(2)

Mr. Gorder did not receive any compensation as director of Valero in 2020. His compensation for service as an executive officer in 2020 is presented in this proxy statement in the compensation tables for our named executive officers. Directors who are employees of Valero do not receive compensation for serving as directors.

Our non-employee directors earn an annual cash retainer of $130,000. Valero pays an annual retainer in lieu of separate meeting fees. In addition to the retainer, in 2020, directors who chaired the Audit, Compensation, and Nominating/Governance and Public Policy Committees earned an additional $25,000 cash payment for their service as Chair, and Mr. Profusek earned an additional $35,000 cash payment for his service as Lead Director. Directors are reimbursed for expenses of meeting attendance, if any. No director received perquisites and personal benefits in 2020 having a total value of $10,000 or more.

In addition to annual cash payments, in 2020, each non-employee director who was re-elected on the date of our annual stockholders meeting received an equity grant in the form of stock units (described below) valued at $200,000 (calculated pursuant to FASB ASC Topic 718). In addition, Mr. Mullins received a pro-rata grant of stock units upon his initial election to the Board on Jan. 21, 2020. Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’

2021 PROXY STATEMENT	69

DIRECTOR COMPENSATION

identification with the interests of our stockholders through ownership of Common Stock. Non-employee directors are expected to hold shares of Common Stock having a value equal to five times the annual cash retainer and have five years from the date of their initial election to the Board to meet that guideline.

Each stock unit represents the right to receive one share of Valero Common Stock, and is scheduled to vest (become nonforfeitable) in full on the date of Valero’s next annual meeting of stockholders for the election of directors. Directors may elect to defer receipt of the common shares for an additional one-year following the vesting date of the stock units. The stock unit award includes a dividend equivalent award, representing the right to receive, on the vesting date of the stock unit award, a payment in cash in an amount equal to the cumulative amount of dividends paid to holders of Common Stock during the period when the stock unit remained outstanding prior to vesting, calculated as if each stock unit held by the director was an outstanding share of Common Stock.

The Compensation Committee reviews our director compensation program at least annually with assistance and input from our compensation consultant. The annual review includes an assessment of the director compensation programs of our peers and of industry trends and developments. On Sept. 5, 2019, following our Compensation Committee’s review of our non-employee director compensation program and the programs of our peers, the Board adopted certain changes to our director compensation program. These changes, which became effective Jan. 1, 2020, are (i) an increase in the value of annual equity awards to $200,000, (ii) an increase in Lead Director pay to $35,000 per year, and (iii) an increase in committee chair pay to $25,000 per year. The annual cash retainer of $130,000 for each director remained unchanged. The changes were approved to more closely align our program with that of our peers and with general industry practice.

The Board previously approved a limitation on the amount of equity compensation that may be paid to our non-employee directors in any year. As provided in our 2020 Omnibus Stock Incentive Plan, a non-employee director may not receive in any calendar year awards payable in shares of Common Stock that have a fair market value greater than $500,000 in the aggregate. We selected $500,000 as the amount of the limitation because we believe that it places a meaningful limit on awards to our non-employee directors. While the amount of equity compensation awarded to our non-employee directors in recent years has been considerably lower than this limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility to make adjustments that we may in the future deem appropriate or necessary for our compensation program to remain competitive in the market.

70

   PAY RATIO DISCLOSURE

The median of the annual total compensation of all employees of Valero for 2020, except our CEO, was $215,048, and the annual total compensation of our CEO, Mr. Gorder, for 2020 was $19,922,417 (as disclosed in the Summary Compensation Table). As a result, our CEO’s 2020 annual total compensation was 93 times that of the median annual total compensation of all employees of Valero.

To determine the median of the annual total compensation of all employees, we first identified the median employee using the sum of base pay, annual bonus, and the grant date fair value of long-term incentive awards. Once the median employee was identified, we then determined the median employee’s annual total compensation as of Dec. 31, 2020 using the Summary Compensation Table methodology set out in Item 402(c)(2)(x) of SEC Regulation S-K. In determining our pay ratio for 2020, we referred to the same employee who was identified as our median employee for 2018 and 2019. We determined that there have been no changes to our employee population or employee compensation arrangements in 2020 that we believe would significantly impact our pay ratio disclosure and thus require identification of a new median employee.

The pay ratio is based on a Dec. 31, 2018, employee total population (U.S. and non-U.S.) of approximately 10,250 employees. To determine the median employee for purposes of this disclosure, following the de minimis exemption under Item 402(u)(4)(ii) of Regulation S-K, we excluded all of our employees in Peru (124 employees) and all of our employees in Mexico (8 employees); the excluded employees represented less than five percent of our total employees. We did not exclude any employees under the data privacy exemption of Item 402(u)(4)(i).

	Median Employee to CEO Pay Ratio
	Median Employee ($)	CEO ($)
Salary	116,045	1,800,000
Stock Awards	—	8,985,826
Non-Equity Incentive Plan Compensation	9,605	2,804,544
Change in Pension Value and Nonqualified Deferred Compensation Earnings	52,932	5,896,732
All Other Compensation	36,466	435,315
Total Compensation	215,048	19,922,417

Median Employee to CEO Pay Ratio	1:93

2021 PROXY STATEMENT	71

   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review

Our Board adopted a Related Party Transaction Policy to establish procedures for the notification, review, approval, ratification, and disclosure of related party transactions. Under the policy, a related party transaction is a transaction, arrangement, or relationship in which (i) Valero (including any of its subsidiaries) was, is or will be a participant, (ii) the amount involved exceeds $120,000, and (iii) any “related person” had, has or will have a direct or indirect material interest. Under the policy, a related person means, generally, any person who would be deemed to be a “related person” as defined in Item 404 of SEC’s Regulation S-K. Under the policy, a related party transaction must be submitted to the Board’s Nominating/Governance and Public Policy Committee for review and approval. The policy is available on our website at www.valero.com > Investors > ESG > Corporate Governance Documents > Governance Policies.

We also have a Conflict of Interest Policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (composed of Valero employees) to help administer our conflicts policy and to determine whether any employee or director’s private interests may interfere with the interests of Valero. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board.

Transactions with Related Persons

Three of our named executive officers are related to persons employed by subsidiaries of Valero (each employee is hereafter referred to as a “Related Person”).

Mr. Fraser, our Executive Vice President and Chief Financial Officer, has a brother-in-law, Travis Riggs (not related to R. Lane Riggs), who is employed by a subsidiary of Valero in the wholesale marketing department. Mr. Riggs’s total compensation for 2020 (consisting of base salary, annual bonus, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was about $124,000.

Ms. Thomas, our Senior Vice President and Chief Technology Officer, has a daughter, Heather Sitka, who is employed by a subsidiary of Valero in the human resources department. Ms. Sitka’s total compensation for 2020 (consisting of base salary, annual bonus, a restricted stock award, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was about $138,500.

Ms. Titzman, our retired Executive Vice President and Chief Financial Officer, has a son, John Titzman, who is employed by a subsidiary of Valero as an engineer at Valero’s Corpus Christi refinery. Mr. Titzman’s total compensation for 2020 (consisting of base salary, annual bonus, Valero-provided dollars for the purchase of wellness benefits, company match to Thrift Plan account, and other customary benefits and compensation) was about $141,000.

In each instance the NEO (i) does not share the same household with the Related Person, (ii) did not participate in the hiring of the Related Person, (iii) did not and does not supervise the Related Person, and (iv) has not participated, and is not expected in the future to participate, in performance evaluations or compensation decisions regarding the Related Person. We believe that each Related Person’s compensation and benefits are commensurate with that person’s qualifications, experience, and responsibilities and are comparable to the compensation and benefits currently paid to other employees in the Related Person’s position at Valero with similar qualifications, experience, and responsibilities.

Pursuant to our Related Party Transaction Policy, the Nominating/Governance and Public Policy Committee has (i) reviewed all material information regarding each Related Person’s employment relationship with us, (ii) determined that the employment relationship is not inconsistent with the best interests of Valero, and (iii) approved and ratified our prior and continued employment of the Related Persons.

72

   PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP

   AS INDEPENDENT AUDITORS

      (ITEM 2 ON THE PROXY CARD)

The Audit Committee determined on Feb. 23, 2021, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2021. KPMG has served as Valero’s independent registered public accounting firm since 2004.

The Audit Committee is directly responsible for the appointment, compensation determination, retention, and oversight of the independent auditors retained to audit Valero’s financial statements. The Audit Committee is responsible for the audit fee negotiations and fee approval associated with Valero’s retention of the independent auditing firm.

The Audit Committee annually reviews and evaluates the qualifications, performance, and independence of Valero’s independent auditing firm, and reviews and evaluates the lead partner of the independent auditor team. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the audit firm’s new lead engagement partner. To monitor auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditing firm.

The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as Valero’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2021, is in the best interests of Valero and its stockholders. Accordingly, the Board requests stockholder approval of the following resolution.

“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending Dec. 31, 2021, is hereby approved and ratified.”

Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or make appropriate statements at the Annual Meeting.	The Board recommends that the stockholders vote “FOR” this proposal.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Audit Committee that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2021 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

2021 PROXY STATEMENT	73

   KPMG LLP FEES

The following table presents fees for services provided to us by KPMG for the years shown ($ in millions).

	2020	2019
Audit Fees (1)	8.3	8.7
Audit-Related Fees (2)	0.4	0.4
Tax Fees (3)	0.2	0.2
All Other Fees (4)	—	—
total	8.9	9.3

Notes:

(1)

Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC).

(2)

Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above are related primarily to the audit of Valero’s benefit plans and other statutory/regulatory audits.

(3)

Represents fees for professional services rendered by KPMG for tax compliance and tax consulting services. For 2020 and 2019, the fees relate primarily to property tax consulting and compliance services.

(4)	Category represents fees for professional services, if any, other than the services reported under the preceding captions.

Audit Committee Pre-Approval Policy

The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended Dec. 31, 2020.

All of the services rendered by KPMG to Valero for 2020 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

74

   REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2020

Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP (KPMG), Valero’s independent registered public accounting firm for the fiscal year ended Dec. 31, 2020, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue KPMG’s reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of its selection and appointment to our Board.

The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended Dec. 31, 2020, for filing with the SEC.

Members of the Audit Committee:

Randall J. Weisenburger, Chair

H. Paulett Eberhart

Stephen M. Waters

The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

2021 PROXY STATEMENT	75

   PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE

   COMPENSATION OF NAMED EXECUTIVE OFFICERS

      (ITEM 3 ON THE PROXY CARD)

Our Board and our stockholders have determined to hold an advisory vote on executive compensation (“say-on-pay”) every year. Accordingly, we are asking stockholders to vote to approve the 2020 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.

We request the stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to Valero’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board, or the Compensation Committee. The Board and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

Proxies will be voted for approval of the proposal unless otherwise specified. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The Board recommends that the stockholders vote “FOR” this proposal.

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   MISCELLANEOUS

Governance Documents and Codes of Ethics

Our Code of Ethics for Senior Financial Officers applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We have also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors and covers many topics including, but not limited to, conflicts of interests, competition and fair dealing, discrimination and harassment, payments to government personnel, and employee complaint procedures.

We intend to disclose any future amendment to, or waiver from, either of these Codes by posting such information on our website.

We post the following documents on our website at www.valero.com > Investors > ESG > Corporate Governance Documents. A printed copy of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

•	Restated Certificate of Incorporation
•	Bylaws
•	Code of Business Conduct and Ethics
•	Code of Ethics for Senior Financial Officers
•	Corporate Governance Guidelines
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating/Governance and Public Policy Committee Charter
•	Related Party Transactions Policy
•	Compensation Consultant Disclosures Policy
•	Policy on Executive Compensation in Restatement Situations
•	Policy on Political Contributions, Lobbying, and Trade Associations
•	Policy on Vesting of Performance Shares
•	Health, Safety and Environmental Policy
•	Human Rights Policy
•	UK Tax Policy
•	Stock Ownership and Retention Guidelines for Directors and Officers

Stockholder Communications, Nominations, and Proposals

Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement. The Secretary’s office will forward to the appropriate directors all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are hostile, threatening, or profane.

In order to submit a stockholder proposal for inclusion in our proxy statement for the 2022 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, our Corporate Secretary must receive your written proposal by Nov. 18, 2021, at our principal executive office at the following address: Corporate Secretary, Valero Energy Corporation, One Valero Way, San Antonio, Texas 78249. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

To present a stockholder proposal at the 2022 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or to recommend to the Board’s Nominating/Governance and Public Policy Committee the nomination of a person for election to the Board, you must follow the procedures stated in Article I, Section 9 of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business

2021 PROXY STATEMENT	77

MISCELLANEOUS

on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2022 annual meeting of stockholders.

An eligible stockholder, or eligible group of stockholders, that wants to nominate a candidate for election to the Board pursuant to the proxy access provisions of our bylaws must follow the procedures stated in Article I, Section 9A of our bylaws. These procedures include the requirement that your nomination must be delivered to Valero’s Secretary not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day we publicly announce the date of the 2022 annual meeting of stockholders. Our bylaws are available on our website at www.valero.com > Investors > ESG > Corporate Governance Documents. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

Other Business

If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

Financial Statements

Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended Dec. 31, 2020, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com > Investors > Financial Information > SEC  Filings).

Householding

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules, which we have adopted, are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you prefer to receive your own set of proxy materials now or in future years, you may request a duplicate set by phone at 800-579-1639, or by writing to Valero Energy Corporation c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, or you may contact your broker. If you and another stockholder of record with whom you share an address are receiving multiple copies of our proxy materials, you can request to participate in householding and receive a single copy of our proxy materials in the future by calling Broadridge Financial Solutions, Inc. at 866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Dept., 51 Mercedes Way, Edgewood, NY 11717.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Because not all brokers and nominees may offer shareholders the opportunity to request eliminating duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

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MISCELLANEOUS

Transfer Agent

Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:

Computershare Investor Services

Shareholder Communications

by regular mail:

P.O. Box 505000

Louisville, KY 40233-5000

by overnight delivery:

462 South 4th Street

Suite 1600

Louisville, KY 40202

(888) 470-2938

(312) 360-5261

www.computershare.com

2021 PROXY STATEMENT	79

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2021 for shares held directly. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VLO2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2021 for shares held directly. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VALERO ENERGY CORPORATION ONE VALERO WAY SAN ANTONIO, TEXAS 78249 D39748-P50301 VALERO ENERGY CORPORATION The Board of Directors recommends you vote “FOR” the following action: 1. Elect directors to serve until the 2022 Annual Meeting of Stockholders. For Abstain Against Nominees: Against Abstain For 1a. H. Paulett Eberhart 1j. Randall J. Weisenburger 1b. Joseph W. Gorder 1k. Rayford Wilkins, Jr. The Board of Directors recommends you vote “FOR” Proposals 2 and 3. 1c. Kimberly S. Greene 1d. Deborah P. Majoras 2. Ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2021. 1e. Eric D. Mullins 3. Approve, by non-binding vote, the 2020 compensation of our named executive officers. 1f. Donald L. Nickles NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1g. Philip J. Pfeiffer 1h. Robert A. Profusek 1i. Stephen M. Waters Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D39749-P50301 VALERO ENERGY CORPORATION ANNUAL MEETING OF STOCKHOLDERS April 29, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) Joseph W. Gorder, Richard J. Walsh, and J. Stephen Gilbert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 29, 2021 at 11:00 a.m., Central Time, at www.virtualshareholdermeeting.com/VLO2021, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. Continued and to be signed on reverse side